Exhibit 6.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

FIRESTORM HOLDINGS, LLC,

A Delaware limited liability company,

KEYSTONE SOLUTIONS, INC.,

A Delaware corporation,

FIRESTORM SOLUTIONS LLC,

A Delaware limited liability company,

FIRESTORM FRANCHISING LLC,

A Georgia limited liability company,

ALL OF THE MEMBERS OF FIRESTORM SOLUTIONS LLC,

and

ALL OF THE MEMBERS OF FIRESTORM FRANCHISING LLC

dated as of January 25, 2017

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TABLE OF CONTENTS (CONT’D)

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TABLE OF CONTENTS (CONT’D)

ANNEXES AND EXHIBITS

Annex I	–	Proceeds Allocation Schedule
Exhibit A	–	Form of FS Membership Interest Instrument of Transfer
Exhibit B	–	Form of FF Membership Interest Instrument of Transfer
Exhibit C-1	–	Form of HR Employment Agreement
Exhibit C-2	–	Form of SL Employment Agreement
Exhibit C-3	–	Form of JS Employment Agreement
Exhibit D	–	Form of KeyStone Note
Exhibit E	–	Form of KeyStone $ 5.00 Warrant
Exhibit F	–	Form of KeyStone $ 7.00 Warrant

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of January25, 2017, is entered into by and among KeyStone Solutions, Inc., a Delaware corporation (“KeyStone”), Firestorm Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of KeyStone (“Buyer”); Firestorm Solutions LLC, a Delaware limited liability company ( “Firestorm Solutions”); Firestorm Franchising LLC, a Georgia limited liability company (“Firestorm Franchising” and, together with Firestorm Solutions, the “Companies”); each of Suzy Loughlin (“SL”), Harry Rhulen (“HR”), Jim Satterfield (“JS”), and Lancer Financial Group, Inc., an Illinois corporation (“Lancer Financial”); SL, HR, JS and Lancer Financial are referred to herein, collectively, as the “FS Members.” JS and Firestorm Solutions (solely with respect to its ownership of membership interests in Firestorm Franchising) are referred to herein, together, as the “FF Members.” The FS Members and the FF Members are referred to herein, collectively, as the “Sellers”. Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article X.

RECITALS

A.    The FS Members, collectively, own 100% of the issued and outstanding limited liability company interests of Firestorm Solutions.

B.    The FF Members, together, own 100% of the issued and outstanding limited liability company interests of Firestorm Franchising (the “FF Units,” and, together with the FS Units, the “Units”).

C.    Subject to the terms and conditions set forth herein, at the Closing, Buyer desires to purchase all of the Units from the FS Members and the FF Members, as applicable, and the FS Members and the FF Members, as applicable, desire to sell to Buyer all of the Units.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Purchase of Units; Closing

1.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, and in consideration of the payments set forth herein, (a) the FS Members shall sell, assign, transfer and convey to Buyer, free and clear of all Liens, and Buyer shall purchase and acquire from the FS Members, all of the FS Units, and (b) the FF Members shall sell, assign, transfer and convey to Buyer, free and clear of all Liens, and Buyer shall purchase and acquire from the FF Members, all of the FF Units. In exchange, KeyStone shall pay the Purchase Price (in accordance with, and as adjusted pursuant to, Section 8.9).

1.2    The Closing. Unless this Agreement is earlier terminated pursuant to Article VII, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transaction”) will take place at the offices of Crowell & Moring LLP, 1001 Pennsylvania Avenue, NW, Washington, DC 20004 at 10:00 a.m. local time on the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Laws) of all conditions to the obligations of the Parties to consummate the Transaction (the “Closing”) (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date, place or time as KeyStone and Sellers may agree. The date of the Closing is referred to as the “Closing Date.” Upon request of Sellers, the Companies, or counsel for any of the Sellers or either of the Companies, the Closing shall take place by telephone conference and electronic (i.e., email/PDF) and/or facsimile delivery.

1.3    Deliveries at the Closing.

(a)    Deliveries by Sellers and the Companies. Upon the terms and subject to the conditions contained herein, at the Closing, Sellers and the Companies shall deliver to Buyer the following:

(i)    FS Instruments of Transfer. Membership interest instruments of transfer with respect to all of the FS Units, each substantially in the form of Exhibit A attached hereto (each, an “FS Membership Interest Instrument of Transfer”), duly executed by the FS Members;

(ii)    FF Instruments of Transfer. Membership interest instruments of transfer with respect to all of the FF Units, each substantially in the form of Exhibit B attached hereto (each, an “FF Membership Interest Instrument of Transfer”), duly executed by the FF Members;

(iii)    Required Consents. The Sellers’ Required Consents set forth on Schedule 2.3 and the Companies’ Required Consents set forth on Schedule 3.3(b) (in each case, in a form reasonably satisfactory to Buyer);

(iv)    Employment Agreements. (A) The HR Employment Agreement, which shall provide for the grant to HR of options to purchase 80,000 shares of the common stock, par value $0.0001 per share (“Common Stock”), of KeyStone, at $3.00 per share (as may be affected and recalculated, pro rata, based upon a merger of KeyStone prior to the date that such option is exercised by HR), duly executed by HR; (B) the SL Employment Agreement, which shall provide for the grant to SL of options purchase 80,000 shares of the Common Stock of KeyStone at $3.00 per share (as may be affected and recalculated, pro rata, based upon a merger of KeyStone prior to the date that such option is exercised by SL), duly executed by SL; (C) the JS Employment Agreement, duly executed by JS, Firestorm Solutions and Firestorm Franchising, which shall provide for the grant to JS of options to purchase an aggregate of 50,000 shares of the Common Stock of KeyStone, at $3.00 per share (as may be affected and recalculated, pro rata, based upon a merger of KeyStone prior to the date that such option is exercised by JS).

(v)    Resignations. Resignations (effective as of the Closing Date) of all of the managers and officers of each of the Companies (in each case, in a form reasonably satisfactory to KeyStone), with the following exceptions: JS shall not resign as President or CEO of FF; and JS shall not resign as President of FS.

(vi)    Tax Withholding Forms. (A) A properly completed and duly executed IRS Form W-9 of each Seller, and (B) an affidavit certifying that each Seller is not a “foreign person” (within the meaning of Section 1445 of the Code), which affidavit shall be dated as of the Closing Date, signed under penalties of perjury and in form and substance in accordance with the provisions of Treasury Regulations Sections 1.1445-2(b);

(vii)    Closing Certificates. The certificates contemplated by Section 6.2(c), Section 6.2(d) and Section 6.2(e); and

(viii)    All such other instruments of assignment, transfer or conveyance as, in the reasonable opinion of KeyStone and KeyStone’s counsel, may be required to vest in Buyer, good and valid title to all of the Units, free and clear of any Liens, and to put Buyer in actual possession or control of all of the Units.

(b)    Deliveries by Buyer. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer and/or KeyStone, as applicable, shall deliver or cause to be delivered to Sellers the following:

(i)    Cash Payment. Payment of the Cash Payment described in Section 1.4(a)(i) below;

(ii)    KeyStone Notes. The KeyStone Notes described in Section 1.4(a)(ii) below, duly executed by KeyStone together with evidence, in such form as is satisfactory to Sellers, that, when issued, the KeyStone Notes were duly authorized and validly issued;

(iii)    KeyStone Shares. Delivery in book entry form of the KeyStone Shares described in Section 1.4(a)(iii) below, together with evidence, in such form as is satisfactory to Sellers, that such KeyStone Shares, when issued, were duly authorized, validly issued, fully paid and non-assessable;

(iv)    KeyStone Warrants. The KeyStone Warrants described in Section 1.4(a)(iv) below, duly executed by KeyStone, together with evidence, in such form as is satisfactory to Sellers, that such KeyStone Warrants, and the shares of Common Stock issuable upon exercise thereof, when issued, were or will be, as applicable, duly authorized, validly issued, fully paid and non-assessable.

(v)    Employment Agreements. (A) The HR Employment Agreement, which shall provide for the grant to HR of options to purchase 80,000 shares of the common stock, par value $0.0001 per share (“Common Stock”), of KeyStone, at $3.00 per share (as may be affected and recalculated, pro rata, based upon a merger of KeyStone prior to the date that such option is exercised by HR), duly executed by KeyStone; (B) the SL Employment Agreement, which shall provide for the grant to SL of options to purchase 80,000 shares of the Common Stock of KeyStone at $3.00 per share

(as may be affected and recalculated, pro rata, based upon a merger of KeyStone prior to the date that such option is exercised by SL), duly executed by KeyStone; (C) the JS Firestorm Solutions Employment Agreement, duly executed by KeyStone, which shall provide for the grant to JS of options to purchase an aggregate of 50,000 shares of the Common Stock of KeyStone, at $3.00 per share (as may be affected and recalculated, pro rata, based upon a merger of KeyStone prior to the date that such option is exercised by JS).

(vi)    Secretary’s Certificates. A certificate duly executed by the Secretary of Buyer and KeyStone certifying that attached thereto are true, complete and correct copies of the resolutions of Buyer’s and KeyStone’s boards of directors (or similar governing body), respectively, authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the Transaction, which resolutions have not been modified, rescinded or revoked; and

(vii)    Closing Certificate. The certificate contemplated by Section 6.3(c).

(c)    Other Deliveries. The other documents and agreements required to be delivered pursuant to Article VI shall be delivered at or prior to the Closing.

1.4    Purchase Price.

(a)    Purchase Price. In consideration of the sale, transfer, assignment and delivery to Buyer of all of the Units by Sellers, Buyer or KeyStone, as applicable, shall, subject to the terms and conditions of this Agreement, deliver to Sellers the following (collectively, the “Purchase Price”):

(i)    an amount equal to five hundred thousand dollars ($500,000.00) (the “Cash Payment”), payable by wire transfers in immediately available funds to the bank account or accounts designated by Sellers, as follows: (x) $250,000.00 to JS; (y) $125,000.00 to SL; and (z) $125,000.00 to HR;

(ii)    four (4) unsecured, subordinated promissory notes in the total aggregate principal amount of one million dollars ($1,000,000.00), substantially in the form attached hereto as Exhibit D, as follows: (w) $500,000.00 payable to Lancer Financial; (x) $166,666.67 payable to JS; (y) $166,666.67 payable to SL; and (z) $166,666.66 payable to HR (collectively, the “KeyStone Notes”);

(iii)    four hundred eighty-eight thousand and ninety-four (488,094) shares (the “KeyStone Shares”) of Common Stock, distributed as follows: (x) 162,698 to JS; (y) 162,698 to SL; and (z) 162,698 to HR;

(iv)    three (3) warrants to purchase a total aggregate of one hundred sixty two thousand six hundred and ninety-nine (162,699) shares of the Common Stock of KeyStone, substantially in the form attached hereto as Exhibit E (collectively, the “KeyStone $5.00 Warrants”), which shall be exercisable over a period of five years from the date of Closing, and which will have an exercise price of $5.00 per share of Common Stock, as follows: (x) Warrant to JS for 54,233 shares; (y) Warrant to SL for 54,233 shares; and (z) Warrant to HR for 54,233 shares;

(v)    three (3) warrants to purchase a total aggregate of one hundred sixty-two thousand six hundred and ninety-nine (162,699) shares of the Common Stock of KeyStone, substantially in the form attached hereto as Exhibit F (collectively, the “KeyStone $7.00 Warrants” and, with the KeyStone $5 Warrants, the “KeyStone Warrants”), which shall be exercisable over a period of five years from the date of Closing, and which will have an exercise price of $7.00 per share of Common Stock, as follows: (x) Warrant to JS for 54,233 shares; (y) Warrant to SL for 54,233 shares; and (z) Warrant to HR for 54,233 shares.

The KeyStone Notes, the KeyStone Shares, the KeyStone Warrants and the shares of Common Stock issuable upon the exercise of the KeyStone Warrants are referred to collectively herein as the “Purchase Price Securities.”

(b)    Preliminary Closing Statements. At least three (3) Business Days prior to the Closing Date, the Companies shall prepare and deliver to KeyStone the unaudited balance sheets of Firestorm Solutions and Firestorm Franchising, prepared by each such Company in good faith on an estimated basis as of the Closing Date, without giving effect to the Closing or the Transaction (the “Estimated Closing Balance Sheets”). Together with their respective Estimated Closing Balance Sheets (and based thereon to the extent applicable), the Companies shall deliver to KeyStone a statement (together, the “Preliminary Closing Statements”) setting forth the good faith calculation and estimate or computation (including all calculations in reasonable detail), with respect to each of the Companies, of:

(i)    the amount of Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”); and

(ii)    the aggregate amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), together with a spreadsheet showing the amount of such Closing Indebtedness owing to each creditor thereof and the bank account and wire transfer instructions of each such creditor.

(c)    Proceeds Allocation Schedule.

(i)    The Purchase Price will be allocated among the Sellers in accordance with the schedule attached hereto as Annex I (the “Proceeds Allocation Schedule”). As of the date hereof, the Proceeds Allocation Schedule sets forth (A) the mailing addresses, telephone numbers and email addresses for Firestorm Solutions, Firestorm Franchising and each Seller, (B) the bank account and wire transfer instructions for Firestorm Solutions, Firestorm Franchising and each Seller, (C) the Percentage Interest of each FS Member and FF Member in Firestorm Solutions and Firestorm Franchising, as applicable, (D) the number of FS Units held by each FS Member, (E) the number of FF Units held by each FF Member, and (F) a good faith estimate as of the date of this Agreement of the amounts specified to be payable to each FS Member and FF Member, as mutually agreed by the Companies, at the Closing under this Agreement.

1.5    Withholding. Each of KeyStone and the Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code, or other applicable U.S. state or local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such amounts (a) shall be timely remitted to the applicable taxing authority and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

Representations and Warranties Regarding the Sellers

Each Seller, solely with respect to itself, makes to each of KeyStone and Buyer the representations and warranties contained in this Article II, as of the date hereof, except as disclosed by each Seller in the written schedules provided to Buyer dated as of the date hereof (the “Schedules”). The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Schedules corresponding to any section or subsection of this Article II shall qualify other sections and subsections in this Article II only if indicated by cross-references to such other sections and subsections or if such cross-reference is reasonably apparent from the face of such disclosure.

2.1    Authorization; Binding Agreement. Such Seller, if an entity, is duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization. Such Seller has full corporate, limited liability, partnership or other organizational power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. If such Seller is an entity, the execution and delivery by such Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the Transaction have been duly authorized by all requisite corporate action, limited liability company action, limited partnership action or other action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other parties thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

2.2    The Units. Such Seller owns and will own immediately prior to the Closing, all of the Units and Percentage Interests set forth opposite his, her or its name on Schedule 2.2, free and clear of all Liens. Upon delivery of the Units to be sold to Buyer on the Closing Date in accordance with this Agreement and upon delivery of the Purchase Price pursuant to Section 1.3(b) and Section 1.4(a), good, valid and marketable title to all of the Units set forth opposite such Seller’s name on Schedule 2.2, free and clear of all Liens, will pass to Buyer. Such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require him, her or it to sell, transfer, or otherwise dispose of any Units (other than this Agreement and the FS Operating Agreement, the latter for which a waiver was signed by each of the FS Members and is being delivered to Buyer and KeyStone hereunder on the Closing Date). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Units.

2.3    No Conflict. Except as set forth on Schedule 2.3, the execution and delivery by such Seller of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by such Seller of any Transaction in accordance with the terms hereof and thereof, do not and will not (directly or indirectly) (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of any obligation of, any Contract to which such Seller is a party or any property or asset of such Seller is bound; (ii) violate or conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any provision of the Governing Documents of such Seller that is an entity; (iii) conflict with, violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any Order of, or any restriction imposed by, any Governmental Authority applicable to such Seller or any of its properties or assets, (iv) except as expressly provided for in this Agreement, cause Buyer or KeyStone to become subject to, or become liable for the payment of, any Tax, or (v) require such Seller to give any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party. Schedule 2.3 sets forth sets forth those Third Party consents under Contracts and consents of any Governmental Entity required, in respect of Sellers, in connection with the consummation of the Transaction (the “Sellers’ Required Consents”).

2.4    Brokers. Such Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, investment banker agent or other Person with respect to the Transaction.

2.5    Contracts. Such Seller is not a party to a Contract the subject matter of which relates to the operation of the business of either of the Companies, other than the Operating Agreements.

2.6    Related Party Transactions. Neither such Seller, nor any current or former manager, member, director, officer or employee of such Seller (if such Seller is an entity) owns any interest in, or serves as an officer, manager or employee of, any competitor of either of the Companies, other than David P. Delaney, Jr., who is a member of the Board of Directors of Vanbridge. LLC and the parties agree that he may continue to hold such position without being in violation of any provision of this Agreement.

2.7    Legal Proceedings. There is no Claim or Order of any nature, pending, rendered, or, to such Seller’s Knowledge, threatened, against such Seller that reasonably would be expected to adversely affect such Seller’s ability to consummate the Transaction. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Claim or Order, except to the extent that the same, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the Transaction.

2.8    Acquisition of the Purchase Price Securities for Investment. Such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Purchase Price Securities allocated to it hereunder. Such Seller acknowledges that none of the Purchase Price Securities are registered under the Securities Act, or any state securities laws, and such Seller is acquiring the Purchase Price Securities for investment and not with a view toward sale in connection with any distribution thereof in violation of the Securities Act. Such Seller hereby acknowledges and agrees that (a) the Purchase Price Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities Laws, in each case, to the extent applicable, and (b) neither KeyStone nor Buyer has any obligation to register any such Purchase Price Securities under the Securities Act or any such other securities laws. Such Seller is able to bear the economic risk of holding all such Purchase Price Securities that it receives pursuant to this Agreement for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

2.9    Sellers’ Due Diligence. Such Seller acknowledges that, except for the matters that are expressly covered in Article IV of this Agreement, such Seller is relying on its own investigation and analysis in entering into the Transaction Documents and the Transaction, and that the Transaction Documents are the product of arms’ length negotiations. Such Seller is an informed and sophisticated participant in the Transaction and has undertaken such investigation, and has been provided with and has evaluated such documents and information as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Such Seller acknowledges that it is acquiring the Purchase Price Securities allocated to it hereunder without any representation or warranty, express or implied, by KeyStone, Buyer or any of their respective Affiliates except as expressly set forth in Article IV and subject to the limitations and qualifications set forth therein. In furtherance of the foregoing, and not in limitation thereof, such Seller acknowledges that no information or materials provided or made available by, and no representation or warranty, express or implied, of, Buyer, KeyStone or any of their respective advisers, agents or representatives (collectively, the “Buyer Representatives”), with respect to the Buyer or KeyStone, including any financial projection or forecast made available to such Seller with respect to the revenues or profitability that may arise from the operation of Buyer or KeyStone either before or after the Closing Date, shall (except as otherwise expressly represented to in Article IV) be the basis of any claim against Buyer, KeyStone or any Buyer Representatives with respect thereto. With respect to any projection or forecast made available by or on behalf of Buyer or KeyStone to such Seller, such Seller acknowledges that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts, (y) such projections and forecasts have not been independently verified, reflect various assumptions and may not prove to be correct, and (z) it is familiar with each of the foregoing. Opportunity to ask Questions. During the course of this Transaction, such Seller has had the opportunity to ask

KeyStone questions about the Purchase Price Securities and about KeyStone, and, to the extent such Seller has availed itself of the opportunity, such Seller has received from KeyStone satisfactory information and answers to all of its questions with respect to the Purchase Price Securities.

ARTICLE III

Representations and Warranties of the Companies

Each Seller and each Company, jointly and severally, makes to each of KeyStone and Buyer the representations and warranties contained in this Article III as of the date hereof as follows except as disclosed in the Schedules. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Schedules corresponding to any section or subsection of this Article III shall qualify other sections and subsections in this Article III only if indicated by cross-references to such other sections and subsections or if such cross-reference is reasonably apparent from the face of such disclosure:

3.1    Organization; Good Standing; Power.

(a)    Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Company is registered or qualified to conduct business and is in good standing in each jurisdiction where such registration or qualification is required for the business it is conducting or the operation, ownership or leasing of its properties, except where a failure to be so registered or qualified would not have a Material Adverse Effect. Each Company possesses full limited liability company power and authority necessary to own, operate and lease each of their respective properties and assets and to carry on each of their respective businesses as presently conducted. Neither Firestorm Solutions nor Firestorm Franchising has any Subsidiaries.

(b)    Except for Firestorm Solutions’ ownership of its FF Units, neither of the Companies directly or indirectly owns or has any interest in the shares of capital stock or any other equity interest in any Person, and there is no outstanding Contract of any kind requiring either of the Companies or any of their Subsidiaries to make an investment in or to acquire the capital stock, or other equity interest in or any other security or other interest in any Person.

3.2    Capitalization. The FS Units constitute all of the issued and outstanding equity interests of Firestorm Solutions, and the FF Units constitute all of the issued and outstanding equity interests of Firestorm Franchising. All of the Units are duly authorized and validly issued by Firestorm Franchising or Firestorm Solutions, as applicable, and they are fully-paid and non-assessable. As of the date hereof, the Units are held beneficially and of record by Sellers as set forth on Schedule 3.2. Immediately prior to the Closing, all of the Units will be held beneficially and of record by Sellers. Except for the Units, neither Company has any outstanding equity or Equity Equivalents.

3.3    Authorization; Execution & Enforceability; No Breach; Books and Records.

(a)    Each Company possesses full legal right and all requisite limited liability company power and authority, and has taken all actions necessary, to authorize, execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transaction, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable; and no other limited liability company action on the part of either Company is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by such Company or the consummation of the Transaction. Each Transaction Document to which each Company is or will be a party has been, or upon its execution and delivery to Buyer and KeyStone, will be duly and validly executed and delivered by such Company and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of such Company, enforceable against such Company, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

(b)    Except as set forth on Schedule 3.3(b), no material filing with or notice to, and no permit, authorization, registration, consent or approval of, any Government Entity is required on the part of either Company for the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation of the Transaction. Except as set forth on Schedule 3.3(b), neither the execution, delivery or performance by either Company of this Agreement and the other Transaction Documents to which it is or will be a party nor the consummation of the Transaction, will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), or (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (A) the Governing Documents of either Company, (B) any Law or Order to which either Company is subject, or (C) any Material Contract or material License to which either Company is subject. Schedule 3.3(b) sets forth those Third Party consents under Contracts and consents of any Governmental Entity required, respect of the Companies, in connection with the consummation of the Transaction (collectively, the “Companies’ Required Consents”).

3.4    Financial Statements.

(a)    Attached hereto as Schedule 3.4(a) are true, correct and complete copies of the (i) audited, consolidated balance sheets, statements of income, and statements of retained earnings and cash flows of FF (including any related notes and schedules) as of December 31, 2014 and December 31, 2015, and for the years then ended, respectively, (ii) unaudited, consolidated Balance sheets, statements of income, and statements of retained earnings and cash flows of FS (including any related notes and schedules) as of December 31, 2014 and December 31, 2015, and for the years then ended, respectively, and (iii) unaudited consolidated balance sheet of each Company as of December 31, 2016 (such balance sheet, the “Most Recent Balance Sheet”, and such date, the “Most Recent Balance Sheet Date”) and statements of income and cash flows of each Company for the 12-month period then ended (such balance sheets and statements in clauses (i) and (ii) of this sentence are referred to collectively as the “Financial Statements”). Each of the Financial Statements has been prepared from, and is consistent with, the books and records of such Company and fairly presents in all material respects the financial condition of such Company as of the dates thereof, and the results of operations and changes in cash flows for the periods then ended, and has been prepared in accordance with GAAP except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and do not include footnotes. Since January 1, 2015, there has been no change in any of the accounting policies, practices or procedures of either Company.

(b)    Schedule 3.4(b) sets forth a list of all Indebtedness of each Company as of the date of this Agreement and identifies for each item of such Indebtedness the outstanding principal and accrued but unpaid interest as of the date of this Agreement.

(c)    Schedule 3.4(c) sets forth a list as of the date of this Agreement of (i) all banks or other financial institutions with which each Company has an account or maintains a lock box or safe deposit box, showing the type of each such account, lock box and safe deposit box and (ii) the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

3.5    Absence of Undisclosed Liabilities. Neither Company has any Liability of a nature required by GAAP to be included on such Company’s consolidated balance sheet, except for (i) Liabilities set forth, accrued, reflected or reserved against in the Most Recent Balance Sheet (or notes thereto), (ii) Liabilities that have arisen after the Most Recent Balance Sheet Date in the Ordinary Course and would not reasonably be expected to have a Material Adverse Effect, or (iii) Liabilities set forth on Schedule 3.5.

3.6    Absence of Changes. Since the most Recent Balance Sheet Date (i) there has occurred no result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, a Material Adverse Effect, and (ii) each Company has conducted its businesses in the Ordinary Course (except in connection with the Transaction).

3.7    Assets; Personal Property. Each Company has good, marketable and valid title to, a valid and binding leasehold interest in, or a valid and binding License to use, all material properties and assets, tangible or intangible, that are currently used or held for use by it, free and clear of all Liens, other than any Permitted Liens. Each tangible asset owned or leased by each Company has been maintained in accordance with normal industry practice, and, to the Knowledge of Sellers, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used. The properties, assets, and rights used or held for use by each Company are sufficient for the conduct of the business of the Company as currently conducted. In the last twelve (12) months, neither Company has experienced any damage, destruction or other casualty loss, in any case or in the aggregate, in an amount exceeding $10,000, whether or not covered by insurance.

3.8    Tax Matters. Except as set forth on Schedule 3.8:

(a)    Each Company has duly and timely filed all income and other material Tax Returns required to have been filed by or with respect to it, and all such Tax Returns are complete and correct in all material respects and have been prepared in material compliance with all applicable Laws.

(b)    Each Company has timely paid all Taxes shown as due on Tax Returns filed by it and all other material Taxes required to have been paid by it (whether or not shown on any Tax Return), including amounts required to have been withheld and paid in connection with amounts paid or owing (or deemed paid or owing) to any employee, independent contractor, creditor, stockholder or other Third Party.

(c)    Each Company has delivered to Buyer and KeyStone true, complete and correct copies of all Tax Returns, examination reports, notices of assessment and statement of deficiencies assessed against, or agreed to by such Company for all taxable periods ended on or after December 31, 2012.

(d)    The unpaid Taxes of each Company as of the Most Recent Balance Sheet Date, being current Taxes not yet due and payable, did not exceed the reserve for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and the unpaid Taxes of such Company as of the Closing Date, being current Taxes not yet due and payable, will not exceed the amount of the reserve specified in the previous clause as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company.

(e)    None of the Companies nor any Seller has (i) waived any statute of limitations with respect to any Taxes of either Company or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of either Company.

(f)    Each Company is and has always been either a partnership or disregarded as separate from its owner for U.S. federal tax purposes.

(g)    No Tax audits or assessments or administrative or judicial Proceedings are pending or are threatened in writing with respect to either Company, and there are no matters under discussion, audit or appeal with any Taxing Authority with respect to Taxes of either Company. There are no Liens on any of the assets of either Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(h)    No claim has ever been made by a Taxing Authority in a jurisdiction where either Company does not file Tax Returns that either Company is or may be subject to taxation by that jurisdiction, which claim has not been resolved. Neither Company is or has been a resident for Tax purposes in a country other than the country of its formation, or otherwise has or has had a branch, permanent establishment or taxable presence outside the country of its formation.

(i)    Neither Company (i) has been a member of an Affiliated Group, (ii) has any Liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise, or (iii) is a party to any Tax allocation, Tax sharing, Tax indemnification or other similar Contract (other than any such Contract entered into in the Ordinary Course and the principal purpose of which is not the allocation or sharing of Taxes).

(j)    Neither Company has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(k)    Since December 31, 2015, neither Company has made, changed or rescinded any material Tax election, changed or adopted any Tax annual accounting period or material Tax accounting method, filed any amended Tax Return, entered into any Tax closing agreement, settled any Tax claim or assessment, waived or extended the statute of limitations applicable to any Tax or Tax Return (except by filing an extension to file a Tax Return), consented to any extension of time with respect to any Tax assessment or deficiency or surrendered or abandoned any right to claim a Tax refund, offset or other reduction in liability.

(l)    Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar or corresponding provision of U.S. state or local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

3.9    Contracts.

(a)    Schedule 3.9(a) sets forth a complete, current and correct list of all of the following Contracts to which each Company is a party or by which each Company is bound and which are in effect as of the date hereof:

(i)    any Contract or group of related Contracts providing for (A) payment by any Person to either Company in excess of $5,000 annually or (B) the purchase of products or services by either Company from any Person in excess of $5,000 annually;

(ii)    any Contract that involves non-cancelable commitments to make capital expenditures or relating to the construction of fixed assets in excess of $5,000 annually;

(iii)    any collective bargaining agreement or any other Contract with any labor union, works council, trade association or other agreement or Contract with any employee organization;

(iv)    any Contract for the employment or service of any officer, individual employee, individual service provider or other Person providing for (A) fixed and/or variable compensation in the aggregate in excess of $10,000 annually or (B) the payment of any severance, retention, Change of Control or similar payments in the aggregate in excess of $10,000;

(v)    any Government Contract or Government Bid;

(vi)    any Contract or indenture under which either Company has (A) created, incurred, assumed or guaranteed Indebtedness, (B) granted a Lien (other than a Permitted Lien) on any of its properties or assets, whether tangible or intangible, or (C) extended credit to any Person (including any loan or advance), in each case except in the Ordinary Course;

(vii)    any Contract under which either Company is a (A) lessee of or holds or operates any personal property, owned by a Third Party or (B) lessor of or permits any Third Party to hold or operate any personal property owned or controlled by it;

(viii)    any Contract involving a sharing of profits or establishing any joint venture, partnership, strategic alliance, resale, teaming or similar arrangement or relationship;

(ix)    any license, royalty, concurrent use, consent to use or other Contract relating to any Intellectual Property Rights (including any Contracts relating to the licensing of Intellectual Property Rights by either Company to a Third Party or by a Third Party to either Company or the sale or acquisition of Intellectual Property Rights by either Company), in each case (x) other than Off-the-Shelf Software Licenses and (y) in excess of $5,000 annually;

(x)    any sales agent, sales representative, reseller, referral, marketing, alliance partner, sales, distribution agreement or other similar Contract;

(xi)    any Contract that (A) limits the ability of either Company to engage in any line of business, operate at any location in the world, freely provide services or products to any customer or potential customer or own or operate any asset or that contains a covenant not to compete applicable to either Company, or (B) contains “most favored nations” pricing terms or grants to any customer or other Person any right of first offer or right of first refusal or exclusivity;

(xii)    any power of attorney (but excluding powers of attorney issued in the Ordinary Course);

(xiii)    any settlement, conciliation or similar agreement entered under which there are continuing obligations or Liabilities on the part of either Company;

(xiv)    any Contract for the disposition of any portion of the assets or business of either Company (other than sales of products in the Ordinary Course) or for the acquisition by either Company of the assets or business of any other Person (other than acquisitions of inventory, supplies or media content in the Ordinary Course);

(xv)    any Contract between or among either Company, on the one hand, and any of the Sellers, on the other hand, or any Contract between either Company, on the one hand, and any officer, manager or employee of either Company, on the other hand, in each case other than employment and employment-related contracts made in the Ordinary Course;

(xvi)    any written non-competition, severance, employment, bonus, change of control, retention, commission or indemnification agreements between either Company, on the one hand, and any officer, manager or employee of either Company, on the other hand; or

(xvii)    any commitment or arrangement to enter into any of the foregoing.

(b)    (i) Each of the Contracts set forth on Schedule 3.9(a) (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid, binding and enforceable obligation of such Company that is a party thereto and, to the Knowledge of Sellers, the other parties thereto, (ii) such Company is not or, to the Knowledge of Sellers, is alleged to be in breach of or default in any material respect under any Material Contract, and (iii) to the Knowledge of Sellers, no counterparty is in breach of or default in any material respect under any Material Contract. Sellers have provided a true, complete and correct copy of each written Material Contract.

3.10    Intellectual Property Rights.

(a)    Schedule 3.10(a) includes a list as of the date hereof of: (i) all registered or applied for Intellectual Property Rights that are owned by or filed in the name of either Company, specifying as to each item, as applicable: (A) the nature of the item, including the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates; (ii) a description of all material unregistered Intellectual Property Rights owned by either Company; (iii) a list and version number, if applicable, of all Company Proprietary Software; and (iv) all Licenses and other similar agreements and permissions (provided, that Schedule 3.10(a) need not list any Off-the-Shelf Software Licenses) under which either Company is a licensee or otherwise is authorized to distribute, use or practice any Intellectual Property Rights owned by a Third Party (such Licenses and other similar agreements and permissions, collectively, “IP Licenses”).

(b)    Each Company owns and possesses all right, title and interest in and to its respective Company Owned IP and has sufficient rights pursuant to valid and enforceable IP Licenses to, and all other Intellectual Property Rights used in or held for use in the Company’s business as currently conducted, in each case free and clear of all Liens, other than Permitted Liens. Since September 30, 2013: (i) neither Company has received any written or, to the Knowledge of Sellers, oral notice or claim challenging the ownership or validity of any Company Owned IP or asserting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto; (ii) each Company has complied in all material respects with the terms and conditions of each of the IP Licenses; and (iii) neither Company has received any written or, to the Knowledge of Sellers, oral notice from any Third Party asserting a breach of, termination, or non-renewal (or intent to terminate or not renew) any of the IP Licenses. Notwithstanding the foregoing or anything in this Agreement to the contrary, the several franchisees of FF each have the non-exclusive right to utilize various of that Company’s IP pursuant to their respective franchise agreements with FF, and FF, KeyStone and Buyer acknowledge the rights of the franchisees to utilize such IP on a non-exclusive basis pursuant to their respective franchise agreements and the obligation of FF, KeyStone and Buyer to comply with the obligations of FF under those franchise agreements.

(c)    The conduct of each Company’s business does not infringe, misappropriate, dilute or otherwise violate, and since January 1, 2013, neither Company has, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any Person and neither Company has received any written notice regarding the foregoing. To the Knowledge of Sellers, no Person has infringed, misappropriated, diluted or otherwise violated any of the Company IP Rights. Since January 1 2013: neither Company has received any written or, to the Knowledge of Sellers, oral request for indemnification or notice that any Third Party believes it may have an indemnification claim against either Company related to Intellectual Property Rights.

(d)    Each Person who has participated in the conception, creation, or development of any material Intellectual Property Rights for either Company has executed and delivered to such Company a valid and enforceable Contract providing for (i) the non-disclosure by such Person of all Trade Secrets of such Company and (ii) the present assignment by such Person to such Company of all such Intellectual Property Rights.

(e)    Each Company’s Company Proprietary Software was developed solely at such Company’s expense and does not contain any source code, object code or other Intellectual Property Rights that were developed (in whole or in part) using funding or facilities provided by a Government Entity or university, college or other educational institution, international organization or research center.

3.11    Litigation. Since January 1, 2013, (i) there have been no Proceedings (a) pending or, to the Knowledge of Sellers, threatened against either Company, or (b) initiated or, to the Knowledge of Sellers, threatened by or on behalf of either Company; and (ii) there have been no Orders to which either Company is a party or, to the Knowledge of Sellers, to which either Company is bound.

3.12    Labor Matters.

(a)    Schedule 3.12(a) sets forth a complete and accurate list as of the date hereof of (i) all employees of each Company and the state in which the individual normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, commission, and estimated or target annual incentive compensation of each such person, and (iii) the current total annual compensation of each manager, director or officer of each Company (including any bonus, contingent or deferred compensation).

(b)    Schedule 3.12(b) sets forth a list of all payments to any employee of each Company owing or arising at, prior to or following the Closing from or as a result of the consummation of the Transaction.

(c)    No officer of either Company, and no group of employees of either Company (including salespersons) has informed such Company of any plan to terminate employment with or services for such Company, and, to the Knowledge of Sellers, no such person or persons has any plans to terminate employment with or services for such Company within the first twelve (12) months following the Closing Date, other than the contractors who will become employees of either of the Companies, as set forth on Schedule 3.12(c).

(d)    Neither Company is a party to or otherwise bound by any collective bargaining agreement or other Contract or relationship with any group of employees, labor union or other employee organization. Neither Company is required to notify or consult with any union or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the Transaction. Since January 1, 2013, neither Company: (i) has experienced any strikes, slow-downs, picketing, work stoppages, walkouts or other material labor activities or disputes and no such activity or dispute is pending or, to the Knowledge of Sellers, threatened, (ii) has committed any material unfair labor practice, (iii) to the Knowledge of Sellers, has experienced any union organizational or decertification activities, (iv) has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”), or (v) has been subject to any material pending or, to the Knowledge of Sellers, threatened, employment-related Proceeding in any forum, relating to an alleged violation or breach by such Company or any of their respective officers or directors of any Law or Contract.

(e)    Since January 1, 2013, each Company has been in material compliance with all Laws relating to employment or the workplace, including provisions relating to wages, hours, employee classification, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, U.S. or foreign visa requirements, unemployment compensation, worker’s compensation, employee privacy and right to know, and discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status, sexual orientation or other ground protected by applicable Law. There are no pending or, to the Knowledge of Sellers, threatened charges (by employees, their representatives or Government Entities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by either Company. To the Knowledge of Sellers, no investigation by any Government Entity of the employment policies or practices of either Company is pending or threatened.

3.13    Employee Benefits.

(a)    Neither Company has in place, is a party to or otherwise is obligated in respect of any (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), medical, dental, life insurance, equity or equity-based compensation, stock option, stock purchase, employee stock ownership, bonus or other incentive compensation, employment, consulting, profit sharing, disability, fringe benefit, salary continuation, severance, Change of Control, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plan, program, arrangement or policy, and each other material benefit or direct or indirect compensation plan, policy, program or arrangement that each Company maintains, sponsors, contributes to or requires to be contributed to, for the benefit of any current or former employee, officer, director or individual service provider of such

Company, or under or with respect to which such Company has any current or potential Liability, including on account of an ERISA Affiliate, other than any Employee Benefit Agreement (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”) or (ii) Employee Benefit Agreement.

(b)    Neither Company nor any Person that at any relevant time could be, is or has been treated as a single employer with such Company under Section 414 of the Code (each, an “ERISA Affiliate”) maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential Liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (iv) any multiple employer plan (as described in Section 413(c) of the Code), or (v) any plan, program or arrangement that provides for post-retirement or post-employment medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA for which the covered Person pays the full cost of coverage). Neither Company nor or any ERISA Affiliate has any current or potential Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA. Neither of the Companies has any Liability (whether current or contingent) as a result of being treated as a single employer under Section 414 of the Code with any other Person.

(c)    Neither Company has any indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local, or foreign Tax Law).

3.14    Compliance with Laws. Since January 1, 2013, (i) each Company has been in compliance in all material respects with all Laws and Orders applicable its business or operations; and (ii) no notices have been received by and, to the Knowledge of Sellers, no claims have been filed against, either Company alleging a material violation of or non-compliance with any Laws or Orders to which such Company is subject.

3.15    Real Property.

(a)    Neither Company has ever owned any real property.

(b)    Schedule 3.15(b) sets forth the address of each parcel of real property currently leased, sub-leased or otherwise occupied by either Company (the “Leased Real Property”) and a list of all Real Property Leases, including the date and the names of the parties to such Real Property Leases. Sellers have provided to Buyer true, complete and correct copies of each Real Property Lease. Each Company has good and valid leasehold interest in and to all of its respective Leased Real Property, free and clear of all Liens except for Permitted Liens. Each Real Property Lease is legal, valid, binding and in full force and effect and is enforceable against such Company that is a party thereto and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms and conditions. Neither Company is and, to the Knowledge of Sellers, is alleged to be in breach of or default in any material respect under any Real Property Lease; and to the Knowledge of Sellers, no counterparty is in breach of or in default in any material respect under any Real Property Lease. Neither Company has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

3.16    Environmental Matters(a) .

(a)    Since January 1, 2013, neither Company has received any written, or to the Knowledge of Sellers, other notice from any Government Entity or any other Person, alleging that such Company is in violation of any Environmental Law. Neither Company is subject to any outstanding Order pursuant to any Environmental Law. No Proceeding is pending or, to the Knowledge of Sellers, threatened against either Company pursuant to any Environmental Law. Since January 1, 2013, each Company has complied in all material respects with all Environmental Laws.

(b)    Since January 1, 2013, neither Company has treated, stored, transported, disposed of, released or arranged for the treatment, storage, transportation, release or disposal of, Hazardous Materials in a manner or to a location that would reasonably be expected to result in Liability to such Company under or relating to Environmental Laws.

(c)    Each Company has provided or otherwise made available to Buyer true, correct and complete copies of all environmental reports, studies, audits, site assessments, risk assessments, written claims and complaints, consent decrees, and other similar documents, if any, in the possession or control of such Company related to compliance (or noncompliance) with Environmental Laws by such Company.

3.17    Insurance. Schedule 3.17 set forth a description of all insurance policies carried by, or maintained on behalf of, each Company, copies of which have been provided to Buyer. Each such insurance policy is in full force and effect, all premiums payable under all such insurance policies have been timely paid, and each Company is in material compliance with the terms of each such insurance. Schedule 3.17 sets forth a list of all material claims made by either Company since January 1, 2013, against an insurer in respect of coverage under any insurance policy.

3.18    Brokerage. No broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transaction based on any arrangement or agreement to which either Company or any Seller is a party.

3.19    Insolvency Proceedings. Neither Company (a) is the subject of any pending or, to the Knowledge of Sellers, threatened insolvency proceedings of any character, (b) has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings, or (c) is insolvent.

ARTICLE IV

Representations and Warranties of KeyStone and Buyer

Buyer and Keystone make to Sellers the representations and warranties contained in this Article IV as of the date hereof as follows:

4.1    Organization; Good Standing; Power. Each of Buyer and KeyStone is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization. Each of Buyer and KeyStone possesses full power and authority necessary to own, operate and lease its respective properties and to carry on its respective businesses in all material respects as presently conducted.

4.2    Authorization; Execution and Enforceability; No Breach.

(a)    Each of Buyer and KeyStone possesses full legal right and all requisite power and authority, and has taken all actions necessary on the part of Buyer to authorize, execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transaction, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable; and no other action on the part of Buyer and KeyStone is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transaction. Each such Transaction Document has been, or upon its execution and delivery by Buyer or Keystone will be, duly and validly executed and delivered by Buyer or KeyStone, as applicable, and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of Buyer and KeyStone, respectively, enforceable against Buyer and KeyStone, respectively, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

(b)    Except as set forth on Schedule 4.2, no material filing with or notice to, and no permit, authorization, registration, consent or approval of, any Government Entity is required on the part of Buyer or KeyStone for the execution, delivery and performance by Buyer or KeyStone of this Agreement and the other Transaction Documents to which it is or will be a party or the consummation of the Transaction. Neither the execution, delivery or performance by Buyer or KeyStone of this Agreement and the other Transaction Documents to which it is or will be a party nor the consummation of the Transaction, will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, or (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), under (A) the Governing Documents of Buyer or KeyStone, (B) any Law or Order to which Buyer or KeyStone is subject, or (C) any material Contract to which Buyer or KeyStone is subject.

4.3    Brokerage. There are no arrangements or agreements for for brokerage commissions, finders’ fees or similar compensation to other Persons, or any claims in connection with the foregoing, in connection with the Transaction to which Buyer, KeyStone or any of their respective Affiliates is a party or to which Buyer or KeyStone is subject for which any Seller or either Company could become liable or obligated after the Closing.

4.4    Litigation. There are no Proceedings pending or, to the Knowledge of KeyStone or Buyer, threatened against or affecting Buyer or KeyStone in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transaction.

4.5    Financial Capacity. KeyStone and Buyer has, or has immediate and unrestricted access to, sufficient cash funds to pay all of the Cash Payment in accordance with the terms of this Agreement and to make all other necessary payments in connection with the Transaction.

4.6    Accuracy of KeyStone’s Public Filings. All of the information contained in KeyStone’s public filings with the U.S. Securities and Exchange Commission is accurate in all material respects.

ARTICLE V

Pre-Closing Covenants and Agreements

5.1    Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as set forth on Schedule 5.1 or (ii) as consented to in writing by KeyStone in advance, each of the Companies shall, and the Sellers shall cause each of the Companies to, (x) conduct the business of each such Company in the Ordinary Course and (y) use Reasonable Best Efforts to maintain and preserve the business of each such Company. Without limiting the generality of the foregoing, and (i) except as set forth on Schedule 5.1 or (ii) as otherwise consented to in writing by KeyStone in advance, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Company shall, and the Sellers shall cause each Company not to:

(a)    amend or change the Governance Documents of either of the Companies;

(b)    authorize for issuance, issue, sell, pledge, grant, encumber or deliver or agree or commit to issue, sell, pledge, grant, encumber or deliver any Equity Equivalents of either of the Companies;

(c)    (i) enter into any new material line of business, or (ii) abandon or discontinue any material existing lines of business;

(d)    make any capital expenditures in excess of $5,000 individually or $100,000 in the aggregate. Notwithstanding anything in this subparagraph (d) or elsewhere in this Agreement to the contrary, the Companies shall be entitled to make distributions to the Sellers, as their respective Members;

(e)    (i) split, combine or reclassify, (ii) declare, set aside or pay any dividend or other distribution in respect of, or (iii) redeem or otherwise acquire, any Equity Equivalents of either of the Companies;

(f)    enter into, or amend, modify or terminate any collective bargaining, works council or similar agreement, except as required by applicable Law;

(g)    make any acquisition of, or invest in, any assets (other than inventory in the Ordinary Course), equity interests or other securities or indebtedness, other than as provided in subclause (d) above;

(h)    (i) merge or consolidate or agree to merge or consolidate with or into any other Person or (ii) enter into any joint venture or similar arrangement;

(i)    form a Subsidiary;

(j)    (i) incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities of another Person or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except in the Ordinary Course;

(k)    transfer, assign, lease, sell, license, abandon or otherwise dispose of any material asset except in the Ordinary Course;

(l)    adopt a plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;

(m)    mortgage, pledge or subject to any material Lien or security interest (other than Permitted Liens) any asset;

(n)    (i) make any change in the compensation or benefits payable to any of its managers, officers or employees, other than (x) in the Ordinary Course, or (y) as required by the terms of any Employee Benefit Plan or Employee Benefit Agreement that is listed on Schedule 3.13(a), (ii) other than as set forth in Schedule 5.1(n) hire any new employees or engage any new independent contractors, unless such hiring or engagement is in the Ordinary Course and is with respect to employees or contractors having an annual base salary or fee and incentive compensation opportunity not reasonably expected to exceed $20,000, (iii) except to the extent required by applicable Law or by written agreements that have been disclosed on Schedule 3.13(a), enter into or amend any Contracts of employment, bonus, severance, retention, Change of Control, retirement or similar agreement, (iv) except as required to ensure that any Employee Benefit Plan or Employee Benefit Agreement is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew, amend or terminate any existing Employee Benefit Plan, Employee Benefit Agreement or benefit arrangement or any collective bargaining agreement, (v) take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits, (vi) terminate without cause the employment or service of any employee of either of the Companies with an annual base salary that exceeds $20,000, or (vii) grant any equity-based incentive awards;

(o)    enter into (i) any new lease, sublease, license or other Contract for the use or occupancy of any real property or (ii) any Contract to acquire any real property, except in each case;

(p)    sell, assign, license, transfer, or otherwise dispose of any Company IP Rights;

(q)    settle or compromise any Proceeding (whether or not commenced prior to the date of this Agreement) (i) involving the payment of, or an agreement to pay over time, in cash, notes or other property, in the aggregate, an amount exceeding $5,000, (ii) which after the Closing Date will require either of the Companies to satisfy any Liability, or (iii) which imposes any equitable or injunctive relief;

(r)    (i) other than as expressly permitted by this Agreement, enter into any Contract that if entered into prior to the date hereof would be a material IP License or a Material Contract (other than in the Ordinary Course), (ii) enter into any Contract that limits or purports to limit in any material respect the ability of either of the Companies to engage in any business or grants exclusivity to any Person, or (iii) amend, modify, renew, terminate or waive any material right under any material IP License or Material Contract except in the Ordinary Course;

(s)    make, change or revoke any material Tax election, change any Tax annual accounting period, adopt or change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle, compromise, or concede any material Tax claim or assessment relating to either of the Companies, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to either of the Companies; and

(t)    authorize, resolve to take or agree to take any action not permitted to be taken pursuant to this Section 5.1; it being understood, however, that nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of the business of either of the Companies prior to the Closing.

5.2    Reasonable Best Efforts; Cooperation.

(a)    Each of Buyer, KeyStone, the Companies and Sellers shall cooperate with each other and use their respective Reasonable Best Efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transaction as soon as practicable, including using Reasonable Best Efforts to prepare and file as promptly as reasonably practicable all documentation to obtain as promptly as reasonably practicable all consents, approvals, registrations, authorizations, waivers or Licenses necessary or advisable to be obtained from any Third Party and/or any Government Entity in order to consummate the Transaction.

(b)    Prior to the Closing, none of the Parties will take any action or make any intentional omission (i) which is materially inconsistent with its obligations under this Agreement, (ii) that would make it impossible or impracticable for a condition herein to be satisfied, or (iii) that would materially hinder or delay the consummation of the Transaction.

5.3    Employment Agreements. Each of KeyStone, the Companies and, as applicable, HR, SL or JS, shall use their respective Reasonable Best Efforts to negotiate, finalize, obtain any required corporate approvals for, enter into and adopt the Employment Agreements prior to Closing.

5.4    Access. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Companies shall afford to the employees and representatives of Buyer and KeyStone reasonable access during normal business hours, upon reasonable notice, and in a manner so as not to interfere unreasonably with the normal business operations of each such Company, to (i) the assets, books and records of each such Company and (ii) such additional financial and operating data and other information relating to the each such Company and its business and assets as Buyer or KeyStone may from time to time reasonably request.

ARTICLE VI

Closing Conditions

6.1    Conditions Precedent to Each Party’s Obligations. The respective obligations of Buyer, KeyStone and Sellers to consummate the Transaction are subject to the satisfaction or waiver (to the extent permitted by applicable Law) in the waiving party’s discretion, immediately prior to the Closing, of the following condition:

(a)    Proceedings; Orders. No Proceeding commenced by a Government Entity shall be pending against any party seeking to restrain the Transaction, and there shall be no Order of any nature of any Government Entity of competent jurisdiction or any Law that is in effect that restrains, prohibits or prevents the consummation of the Transaction or that has the effect of rendering it unlawful to consummate the Transaction.

(b)    Appointment of KeyStone Officers.

(i)    HR shall have been duly appointed the President of KeyStone, and KeyStone shall have taken all requisite corporate action and received all approvals necessary to give effect to appointment; and

(ii)    SL shall have been duly appointed the General Counsel and Chief Administrative Officer of KeyStone, and KeyStone shall have taken all requisite corporate action and received all approvals necessary to give effect to appointments.

(c)    Appointment of Officer of the Companies. JS shall have been duly appointed the President and Chief Executive Officer of each of Firestorm Solutions and Firestorm Franchising, and each of Firestorm Solutions and Firestorm Franchising shall have taken all requisite corporate action and received all approvals necessary to give effect to appointments.

6.2    Conditions Precedent to Obligations of Buyer and KeyStone. The obligations of Buyer and KeyStone to consummate the Transaction are subject to the satisfaction or waiver (to the extent permitted by applicable Law), immediately prior to the Closing, of the following conditions:

(a)    Accuracy of Representations and Warranties. (i) The Fundamental Representations of the Companies and Sellers set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date and (ii) the other representations and warranties of the Companies and Sellers contained in this Agreement (and in any closing certificates delivered by each of the Companies or Sellers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date).

(b)    Compliance with Covenants. Each of the Companies and each Seller shall have performed and complied with all of its covenants and agreements under this Agreement in all material respects through the Closing Date.

(c)    Firestorm Solutions Closing Certificate. Buyer and KeyStone shall have received a certificate, dated as of the Closing Date and validly executed by an officer of Firestorm Solutions, stating that the conditions set forth in Sections 6.2(a) and 6.2(b) with respect to Firestorm Solutions’ representations, warranties, covenants and agreements have been satisfied.

(d)    Firestorm Franchising Closing Certificate. Buyer and KeyStone shall have received a certificate, dated as of the Closing Date and validly executed by an officer of Firestorm Franchising, stating that the conditions set forth in Sections 6.2(a) and 6.2(b) with respect to Firestorm Franchising’s representations, warranties, covenants and agreements have been satisfied.

(e)    Sellers’ Closing Certificate. Buyer and KeyStone shall have received a certificate, dated as of the Closing Date and validly executed by Sellers, stating that the conditions set forth in Sections 6.2(a) and 6.2(b) with respect to Sellers’ representations, warranties, covenants and agreements have been satisfied.

(f)    FS Instruments of Transfer. Each FS Member shall have duly executed and delivered to Buyer an FS Membership Interest Instrument of Transfer with respect to all of its FS Units.

(g)    FF Instruments of Transfer. Each FF Member shall have duly executed and delivered to Buyer an FF Membership Interest Instrument of Transfer with respect to all of its FF Units.

(h)    Required Consents. The Sellers’ Required Consents set forth on Schedule 2.3 and the Companies’ Required Consents set forth on Schedule 3.3(b) shall have been obtained (in each case, in a form reasonably satisfactory to Buyer and KeyStone) and delivered to Buyer and KeyStone;

(i)    Entrance into Employment Agreements. (i) KeyStone, on the one hand, and each of HR and SL, as applicable, on the on the other hand, shall have entered into the HR Employment Agreement and the SL Employment Agreement; (ii) the Companies, on the one hand, and JS, on the other hand, shall have entered into the JS Employment Agreement.

(j)    Intentionally omitted before execution.

(k)    Other Deliveries. Sellers and the Companies shall have made all other deliveries required to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 1.3.

(l)    There shall be a total aggregate of no less than seventy-five thousand dollars ($75,000.00) of working capital in Firestorm Solutions and Firestorm Franchising, collectively.

6.3    Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the Transaction are subject to the satisfaction or waiver (to the extent permitted by applicable Law), immediately prior to the Closing, of the following conditions:

(a)    Accuracy of Representations and Warranties. (i) The Fundamental Representations of Buyer and KeyStone set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date and (ii) the other representations and warranties of Buyer and KeyStone set forth in this Agreement (and in any closing certificates delivered by Buyer and KeyStone) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all respects as of such date).

(b)    Compliance with Covenants. Buyer and KeyStone shall have performed and complied with all of their respective covenants and agreements under this Agreement in all material respects through the Closing Date.

(c)    Closing Certificate. Sellers shall have received a certificate, dated as of the Closing Date and validly executed on behalf of Buyer and KeyStone, stating that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)    Material Consents. The Parties shall have received all of the consents, approvals, authorizations, clearances, waivers or Licenses of any Government Entity or Third Party set forth on Schedule 6.2(d).

(e)    Other Deliveries. Buyer and KeyStone shall have made all other deliveries required of them to be made at or prior to the Closing pursuant to this Agreement, including those set forth in Section 1.3.

ARTICLE VII

Termination

7.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of KeyStone, and the Sellers;

(b)    by either KeyStone, on the one hand, or the Sellers on the other hand, upon written notice to the other, if:

(i)    the Closing shall not have occurred on or before February 1, 2017 (the “Outside Date”), unless the failure to consummate the Transaction by such date is the result of a breach by Buyer or KeyStone (in the case of termination by KeyStone) or any Seller or either of the Companies (in the case of termination by Sellers) in any material respect of its respective obligations or covenants under this Agreement; or

(ii)    a court of competent jurisdiction or other Government Entity shall have issued a final and non-appealable Order or taken any other action, or there shall exist any Law, in each case preventing or otherwise prohibiting the Closing or that otherwise has the effect of making the Closing or the Transaction illegal;

(c)    by KeyStone, if either of the Companies or any Seller breaches their respective representations, warranties or covenants contained in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is ten (10) days from the date that the Companies and Sellers are notified by KeyStone in writing of such breach; provided, however, that neither Buyer or KeyStone is otherwise in material default or material breach of this Agreement; or

(d)    by the Sellers, if Buyer or KeyStone breaches its respective representations, warranties or covenants contained in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is ten (10) days from the date that KeyStone is notified by the Sellers in writing of such breach; provided, however, that neither any Seller nor either of the Companies is otherwise in material default or material breach of this Agreement.

7.2    Effect of Termination. If any party terminates this Agreement pursuant to, and in accordance with, Section 7.1, this Agreement shall forthwith become void and of no further force and effect, except that (i) the covenants and agreements set forth in this Section 7.2, and Article XI shall survive such termination indefinitely, and (ii) nothing herein shall relieve any party from Liability for fraud or for any willful breach of this Agreement.

7.3    Return of Confidential Information. If either party terminates this Agreement, Keystone and Buyer shall immediately return to the Companies all Confidential Information of the Companies disclosed or provide to Keystone and/or the Buyer and/or any of their respective employees, officers, directors, agents, attorneys and/or accountants or which otherwise came into any of their possession.

(a)    Definitions. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Companies or their respective employees, clients, consultants, or business associates, which was produced by any employee or consultant of the Companies in the course of his or her employment or consulting relationship or otherwise produced or acquired by or on behalf of the Companies. All Proprietary Information not generally known outside of the Companies’ organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” By example and without limiting the foregoing definition, Proprietary Information and Confidential Information shall include, but not be limited to:

(i)    formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects;

(ii)    information and documentation about costs, profits, markets, marketing efforts, sales, contracts and lists of customers, and distributors;

(iii)    business, marketing, and strategic plans;

(iv)    forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements; and

(v)    employee personnel files and compensation information.

Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Companies, Keystone or the Buyer is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Companies and/or any of the Sellers, whether or not such information is identified as Confidential Information by the Companies.

(b)    Existence of Confidential Information. The Companies own and have developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information which have great value to its business. This Confidential Information includes not only information disclosed by the Companies to KeyStone and the Buyer or which Keystone and/or the Buyer is entitled to review in connection with this Agreement, but also information learned by KeyStone and the Buyer during the term of this Agreement.

(c)    Protection of Confidential Information. During the term of this Agreement until Closing or in the event of the termination of this Agreement, Keystone and Buyer, its employees, agents and representatives, will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, any of the Companies’ Confidential Information. Notwithstanding the foregoing, KeyStone and the Buyer may disclose Confidential Information in response to a duly issued Order, Judgment or Decree of a Court of competent jurisdiction or in response to a subpoena duly issued by an authorized attorney or a governmental or administrative agency, board, commission or officer with authority to do so if Keystone or the Buyer notifies Seller of such Order, Judgment, Decree or subpoena within forty-eight (48) hours of KeyStone’s or the Buyer’s receipt thereof and provides a true and accurate copy of same to the Companies within such forty-eight (48) hours period, but (x) KeyStone and the Buyer must promptly cooperate with Companies and their officers, employees and agents (including but not limited to attorneys) with respect to any efforts of the Companies to obtain a stay and/or to seek to overturn or modify such Order, Judgment or Decree or to stay, quash and/or or modify such subpoena and (y) KeyStone and the Buyer may not disclose such Confidential Information (i) prior to the date when such Order, Judgment, Decree or subpoena requires such disclosure or (ii) prior to the expiration of any stay obtained by or on behalf of the Companies of the Order, Judgment, Decree or subpoena or (iii) in the event that such Order, Judgment, Decree or subpoena is overturned or quashed (as the case may be) and, (iv) in the event that any such Order, Judgment, Decree or subpoena is modified, KeyStone and the Buyer may only disclose such Confidential Information which must still be disclosed pursuant to such modified Order, Judgment, Decree or subpoena.

ARTICLE VIII

Indemnification

8.1    Survival of Representations and Warranties. The representations and warranties of the Parties set forth in this Agreement or any certificate delivered pursuant to Section 6.2 or 6.3, and all covenants and agreements of the Parties set forth in this Agreement to be performed prior to the Closing (and which have not been waived), shall survive the Closing until the second anniversary of the Closing Date, except that (i) the Fundamental Representations shall survive until the fifth (5th) anniversary of the Closing Date, and (ii) the representations and warranties set forth in Section 3.8 (the “Tax Representations”) shall survive until thirty (30) days following the expiration of the applicable statute of limitations with respect to the matters covered by such representations and warranties (the expiration of each of the foregoing survival periods, a “Survival Date”); provided, however, that if, at any time prior to 11:59 p.m. (ET) on the applicable Survival Date an Indemnity Notice is delivered in accordance with this Article VIII, then the claim asserted in such Indemnity Notice shall survive the Survival Date until such claim is fully and finally resolved. All covenants and agreements of the Parties set forth in this Agreement to be performed at or after the Closing, shall survive the Closing indefinitely or until the latest date permitted by applicable Law.

8.2    General Indemnification.

(a)    Indemnification in Favor of Buyer. Subject to the provisions contained in this Article VIII, from and after the Closing, Sellers, jointly and severally, shall indemnify and hold harmless Buyer, KeyStone, their respective Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Persons”), in respect of any Losses that any of the Buyer Indemnified Persons incur, sustain or suffer directly or indirectly, as a result of, with respect to, in connection with or relating to any of the following:

(i)    any breach of any representation or warranty of either of the Companies or any of the Sellers contained in Article III of this Agreement or the certificates delivered by or on behalf of the Companies and/or the Sellers pursuant to Section 6.2;

(ii)    any nonfulfillment or breach by either of the Companies or any of the Sellers at or prior to the Closing of any covenant, agreement or obligation applicable to any such party under this Agreement; or

(iii)    any Taxes (or the non-payment thereof) of or imposed on either of the Companies or with respect to the operations of the Companies for any taxable periods ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) or the portion of a Pre-Closing Tax Period through the end of the Closing Date (as determined in accordance with Section 9.1(e)) for any Straddle Period), and any withholding Taxes (including interest and penalties) arising as a result of the transactions contemplated by this Agreement.

(b)    Indemnification Obligations of Each Seller. Subject to the provisions contained in this Article VIII, from and after the Closing, each Seller, severally but not jointly, shall indemnify and hold harmless the Buyer Indemnified Persons in respect of any Losses that any of the Buyer Indemnified Persons incur, sustain or suffer directly or indirectly, as a result of, with respect to, in connection with or relating to any breach of any representation or warranty of such Seller contained in Article II of this Agreement.

(c)    Indemnification in Favor of Sellers. Subject to the provisions contained in this Article VIII, after the Closing, KeyStone and Buyer shall indemnify and hold harmless Sellers, their respective Affiliates and Sellers’ and such Affiliates’ respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Persons”) in respect of any Losses that any of the Seller Indemnified Persons incur, sustain or suffer directly or indirectly as a result of, with respect to, in connection with or relating to any of the following:

(i)    any breach of any representation or warranty of Buyer or KeyStone contained in this Agreement or any certificate or delivered by or on behalf of Buyer and KeyStone pursuant to Section 6.3; or

(ii)    any nonfulfillment or breach by Buyer or KeyStone of any covenant, agreement or other obligation applicable to Buyer or KeyStone under this Agreement.

8.3    General Limitations on Indemnification.

(a)    In calculating the amount of Losses for which indemnification is provided under this Article VIII, such Losses shall be reduced by the net present value of any Tax benefits or Tax losses that the Indemnified Party actually realizes as a result of the incurrence of Losses from which indemnification is sought and in the taxable year that the Losses occur.

(b)    The amount of any Loss for which indemnification is provided under this Article VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

(c)    No indemnification shall be payable to an Indemnified Party with respect to any claims asserted by such Indemnified Party after the applicable Survival Date; provided, however, that if, at any time prior to 11:59 p.m. (ET) on the applicable Survival Date an Indemnity Notice is delivered in accordance with Section 8.4 or 8.5 alleging Losses and a claim for recovery in accordance with Section 8.2, then the claim asserted in such Indemnity Notice shall survive the Survival Date until such claim is fully and finally resolved.

(d)    In no event shall any Indemnifying Party be responsible or liable for any Loss or other amounts under this Article VIII that are consequential damages, special, punitive or exemplary damages, except, in all cases, to the extent any such Losses or other amounts result or arise from or are related to actual fraud, willful misconduct or a willful breach of a covenant or agreement set forth in this Agreement or are required to be paid to a third-party in respect of a Third Party Claim.

(e)    Each Indemnified Party shall take all reasonable steps to avoid and to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to a right to claims indemnification claims under this Article VIII, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(f)    If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss pursuant to this Article VIII and such Indemnified Party and/or an Affiliate thereof subsequently recovers from a third party or is otherwise credited with an amount which is related to that claim in respect of a Loss pursuant to this Article VIII such that the Indemnified Party has received an amount in connection therewith in excess of its related Losses (such excess recovery, the “Excess Recovery”), such Indemnified Party shall (or, as appropriate, shall cause such Affiliate to) repay to the applicable Responsible Party an amount equal to the Excess Recovery.

8.4    Offset Against KeyStone Notes To the extent one or more Buyer Indemnified Person is entitled to indemnification under Section 8.2(a) or Section 8.2(b) as determined by the non-appealable decision or order of a Court of competent jurisdiction as provided for in Section 11.14, the aggregate dollar amount recoverable by such Buyer Indemnified Person, or Buyer Indemnified Persons, as the case may be, shall, at KeyStone’s option, be offset on a pro rata basis against the outstanding amounts payable by KeyStone under the KeyStone Notes. The aggregate amounts owing by Buyer under the KeyStone Notes shall, at KeyStone’s option, be reduced dollar for dollar on a pro rata basis by the aggregate amounts owing to one or more Buyer Indemnified Persons under Section 8.2(a) or Section 8.2(b). Notwithstanding the foregoing or anything else in this Agreement to the contrary, no sums may be set off against the principal payment(s) due to Lancer pursuant to the KeyStone Note issued to it pursuant to this Agreement unless and until the aggregate amount recoverable by such Buyer Indemnified Person, as aforesaid, is first offset against the principal due on the KeyStone Notes issued to SL, HR and JS and there then remains a deficiency due such Buyer Indemnified Person.

8.5    Insurance. In the event any Losses for which any Buyer Indemnified Person is entitled to indemnification under Section 8.2(a) or 8.2(b) are covered by insurance or any indemnity, contribution or other similar right against a third party, KeyStone agrees to use Reasonable Best Efforts to seek recovery under such insurance or indemnity, contribution or similar right. The amount of Losses otherwise recoverable under Section 8.2(a) or 8.2(b) shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any insurance proceeds, and any indemnity, contribution or other similar cash payment actually received by any Buyer Indemnified Persons from any third party with respect thereto and (ii) the net present value of any Tax savings actually realized or to be realized by any Buyer Indemnified Persons with regard to such Losses.

8.6    Third Party Claims. If any Proceeding is initiated by any Third Party (any such Proceeding, a “Third Party Claim”) against any Person entitled to seek indemnification under this Article VIII (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnification with respect thereto under this Article VIII, such Indemnified Party shall promptly, after receipt of written notice of such Proceeding, provide an Indemnity Notice with respect to such Proceeding to the party or parties from whom the Indemnified Party intends to seek indemnification (the “Responsible Party”), which Indemnity Notice shall describe such Proceeding in reasonable detail and the amount claimed in respect thereof (if known and quantifiable); provided, however, that the failure to so notify the Responsible Party shall not relieve the Responsible Party of its obligations hereunder unless and then only to the extent the Responsible Party shall be actually and materially prejudiced by such failure to so notify. For purposes of this Section 8.6, the expiration of the applicable statute of limitations as set forth in Section 8.1 shall be conclusively deemed to constitute actual and material prejudice to the Responsible Party. The Responsible Party shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnified Party’s claim for indemnification at the Responsible Party’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within thirty (30) days of its receipt of notice of the Proceeding; provided, however, that:

(a)    the Indemnified Party shall be entitled to participate (at its sole cost) in the defense of such claim and to employ counsel of its choice for such purpose;

(b)    if the Responsible Party shall control the defense of any such claim, the Responsible Party shall (i) have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party, and (ii) obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed) before entering into any settlement of a Proceeding unless the settlement involves only payment of money damages, all such money damages will be the responsibility of, and paid by, the Responsible Party, the settlement does not impose any injunctive or other equitable relief and the settlement unconditionally releases the Indemnified Party from all Liabilities with respect to such claim;

(c)    if more than one Responsible Party shall be alleged to be responsible for any particular claim, such Responsible Parties shall decide between themselves which one or ones shall control the defense and appoint lead counsel.

With regard to any Third Party Claim that is a Tax Contest, this Section 8.5 is subject to Section 9.1(f). The party that is not conducting the defense shall provide the party conducting the defense and its counsel with reasonable access during normal business hours to such party’s records and personnel relating to any Third Party Claim and shall otherwise reasonably cooperate with the party conducting the defense in the defense or settlement thereof.

8.7    Direct Claims. Any claim by an Indemnified Party with respect to a claim for indemnity under this Article VIII that does not result from a claim by a Third Party will be asserted by promptly delivering an Indemnity Notice to the Responsible Party. The failure of the Indemnified Party to promptly provide an Indemnity Notice to the Responsible Party shall not relieve the Responsible Party of its obligations hereunder unless and then only to the extent such failure shall have an actual prejudicial effect on the defenses or other claims available to the Responsible Party. For purposes of this Section 8.7, the expiration of the applicable statute of limitations as set forth in Section 8.1 shall be conclusively deemed to constitute actual and material prejudice to the Responsible Party. If the Responsible Party notifies the Indemnified

Party within thirty (30) days from its receipt of the Indemnity Notice that the Responsible Party disputes such claim (the “Dispute Notice”), the claim shall be resolved as provided pursuant to Sections 11.13, 11.14 and 11.15. If the Responsible Party does not timely deliver a Dispute Notice, or delivers a Dispute Notice that does not object to all of the Losses set forth in the Indemnity Notice, the Responsible Party shall be deemed to have accepted and agreed with all or such portion of the claim and shall be conclusively deemed to have consented to the recovery by the Indemnified Party of all or such portion of the Losses specified in the Indemnity Notice.

8.8    Subrogation. Upon making any indemnification payment pursuant to this Article VIII with respect to a Third Party Claim, the Responsible Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party (including any insurer) in respect of the Losses to which the payment relates. The Responsible Party and the Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights described above.

8.9    Purchase Price Adjustment. All indemnification payments made under this Article VIII shall be deemed to be an adjustment to the Purchase Price for U.S. federal and applicable state and local income tax purposes.

8.10    Exclusive Remedies. The remedies provided in this Article VIII and any limitations set forth herein, which consist of each party’s indemnification obligations, the requirement to offset sums that may otherwise be due to Buyer Indemnified Persons against sums due under the KeyStone Notes as set forth in Section 8.4, and the requirement to use Reasonable Best Efforts to seek payment for certain sums that may otherwise be due to Buyer Indemnified Persons through applicable insurance, indemnities, contributions or other similar rights against third parties as set forth in Section 8.5, shall, from and after the Closing, be the sole and exclusive monetary remedies of the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to this Agreement (except (a) in the case of actual fraud on the part of a party hereto, and (b) the other remedies expressly set forth in Section 11.9, Section 11.12 and Section 11.13), and subject to the foregoing, no party hereto shall have any other rights or remedies in connection with any breach of this Agreement or any other Loss arising out of this Agreement for the recovery of Losses resulting from, relating to or arising out of this Agreement.

8.11    Minimum Threshold for Indemnification in Favor of Buyer and KeyStone.    Notwithstanding anything in this Article VIII or this Agreement to the contrary, Sellers shall not be obligated to indemnify any Buyer Indemnified Persons, nor shall any Buyer Indemnified Persons be entitled to seek any indemnification against any Seller, unless and until the aggregate dollar amount for which indemnification is being sought exceeds twenty-five thousand dollars ($25,000.00) (the “Threshold Amount”); provided, that, in such event, Seller’s indemnification obligations shall apply, in accordance with and subject to this Article VIII, with respect to the aggregate dollar amount for which indemnification is sought, inclusive of the Threshold Amount.

ARTICLE IX

Post-Closing Covenants and Agreements

Each of the Parties agrees as follows with respect to the period after the Closing Date:

9.1    Tax Matters(a) . Tax Treatment. The Parties agree that the transactions contemplated hereby should be treated as provided by Situation 2 of Rev. Rul. 99-6, 1999-1 C.B. 432, for U.S. federal and applicable state income tax purposes, in which Buyer is deemed to purchase all of the assets of FS and FF and the Sellers are deemed to sell all of the interests of FS and FF, in each case for U.S. federal and applicable state income tax purposes. Consistent with the foregoing, Buyer agrees to make no entity classification election under Treas. Reg. 301.7701-3(c) (nor any similar election under state or local law) to treat the Companies as corporations for Tax purposes in connection with the transactions contemplated hereby.

(b)    Allocation. Within ninety (90) days after Closing, the Buyer shall deliver to the Sellers a proposed allocation for U.S. federal income Tax (and applicable state and local) purposes of the Cash Payment, the KeyStone Notes, the KeyStone Shares, the KeyStone Warrants, and the liabilities of FS and FF (together with any other items properly treated as purchase price for U.S. federal income Tax purposes) among the assets of FS and FF (the “Initial Allocation”). Such Initial Allocation shall comply with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder. The Buyer shall consider in good faith any reasonable comments to the Initial Allocation delivered by the Sellers to the Buyer in writing within thirty (30) days after delivery of the Initial Allocation. The Initial Allocation, as may be revised to reflect any of the Sellers’ reasonable comments pursuant to the preceding sentence, shall be delivered by the Buyer to the Sellers and shall be referred to as the “Final Allocation”. If the Buyer and the Sellers reach an agreement regarding the Final Allocation, each of the Seller and the Buyers shall report the transactions contemplated by this Agreement for U.S. federal income Tax purposes in a manner consistent with such Final Allocation and shall not take any position inconsistent therewith on any Tax Return or before any taxing authority unless otherwise required by applicable Law. If the Buyer and the Seller are unable to reach a timely agreement regarding the Final Allocation, each Party shall be entitled to adopt its own position regarding the Final Allocation. The parties agree to consult with one another with respect to any Tax audit, controversy or litigation relating to the allocations made pursuant to Section 1060 of the Code by any Taxing Authority.

(c)    Tax Periods Ending on or Before the Closing Date.

(i)    Sellers shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Companies for all Pre-Closing Tax Periods (each a “Seller Return”), including the U.S. federal and state income tax returns for the Companies for the taxable period ending on the Closing Date, and shall pay any Taxes shown as due on such Tax Returns. Each Seller Return shall be prepared in accordance with applicable Laws and past practice, Section 9.1(a) and the Final Allocation (to the extent relevant). Sellers shall permit KeyStone and Buyer a reasonable opportunity to review each Seller Return at least thirty (30) days prior to filing and shall consider in good faith all comments reasonably proposed by KeyStone and Buyer.

(ii)    Buyer shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns of the Companies for all Straddle Periods (“Straddle Period Tax Returns”). Buyer shall permit Sellers a reasonable opportunity to review each such Straddle Period Tax Return at least thirty (30) days prior to filing and shall consider in good faith all comments reasonably proposed by Sellers.

(iii)    The Companies shall pay the amount of all unpaid Taxes of the Companies shown to be due on each Straddle Period Tax Return; provided, however, that within five (5) Business Days following such payment, or five (5) Business Days before the date such Taxes are due (whichever is earlier), Sellers shall pay to KeyStone the amount of such unpaid Taxes attributable to the pre-closing portion of the Straddle Period (as determined under Section 9.1(e)).

(d)    Tax Sharing Agreements. Any Tax sharing agreement between the Companies, on the one hand, and any other person, on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year). After the Closing Date, the Companies shall not have any further rights or Liabilities thereunder or under any payables or receivables arising therefrom or thereunder.

(e)    Allocation of Straddle Period Taxes. For all purposes of this Agreement, in the case of a Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the amount of Taxes allocable to the portion of such Straddle Period through the end of the Closing Date shall (i) in the case of any Tax based on income or receipts, or payments giving rise to withholding obligation, be determined on the basis of a deemed closing of the books and records of the Companies as of the close of business on the Closing Date and (ii) in the case of any Tax not covered by clause (i), be equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(f)    Tax Contests. KeyStone shall give reasonable notice to Sellers of its receipt of any written notice of any audit, assessment, adjustment, investigation or other proceeding (i) to the extent relating to Taxes of the Companies for which any Buyer Indemnified Person is entitled to indemnification under this Agreement or (ii) relating to any partnership income Tax Return of the Companies that is a Seller Return (a “Tax Contest”); provided, however, that failure to timely provide such notice shall not affect the right to indemnification of any Buyer Indemnified Person except to the extent such failure actually prejudices Sellers’ ability to defend the Tax Contest. In the case of a Tax Contest with respect to a Seller Return, Sellers shall control such Tax Contest at its expense and employ at its expense counsel of its choice in connection therewith. If the Tax Contest relates in whole or in part to a Straddle Return for which any Buyer Indemnified Person may be entitled to indemnification hereunder, then Sellers shall have the right to control the portion of such Tax Contest relating solely to Taxes for which the Buyer Indemnified Person would be entitled to indemnification hereunder, at its expense, and to employ at its expense counsel of its choice in connection therewith. KeyStone shall have the right to, at its expense, participate in, but not control, any such Tax Contest that Sellers control pursuant to this Section 9.1(f). Sellers shall contest any Tax Contest (or portion thereof) for which the Buyer Indemnified Person would be entitled to indemnification hereunder in good faith and shall not settle such Tax Contest (or such portion of such Tax Contest) without the prior written consent of Buyer (which consent may not be unreasonably withheld, conditioned or delayed). The Parties each agree to consult with and to keep the other Parties reasonably informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could materially affect a liability of such other Parties (including indemnity obligations hereunder). Notwithstanding anything to the contrary in this Agreement, neither the Buyer, the Sellers, nor the Company shall make an election pursuant to Code Section 6241(g) (after amendment by the Bipartisan Budget Act of 2015) to have the partnership audit provisions set forth in Code Sections 6221 through 6241 (after amendment by the Bipartisan Budget Act of 2015) apply to any Pre-Closing Tax Period or Straddle Period of either Company.

(g)    Other Tax Return Matters. No amended Tax Return of either of the Companies for a Pre-Closing Tax Period may be filed without the express written consent of the Buyer and Sellers, which the Buyer and Sellers may grant or not grant in their sole discretion notwithstanding any contrary provision of this Agreement.

(h)    Cooperation on Tax Matters.

(i)    KeyStone, Buyer and the Companies, on the one hand, and Sellers on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.1 and any audit, litigation, voluntary disclosure process or procedure, any remedial Tax filings or other proceeding with respect to Taxes of the Companies. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. KeyStone, Buyer and the Companies, on the one hand, and Sellers on the other, agree to retain all books and records with respect to Tax matters pertinent to any Pre-Closing Tax Period or Straddle Tax Period of the Companies until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority.

(ii)    For the avoidance of doubt, the cooperation described in this Section 9.1(h) shall not include access to any Tax Return or Tax information of KeyStone and its Affiliates other than Tax information or Tax Returns that relate solely to the Companies.

(i)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be paid by KeyStone when due, and KeyStone shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Companies or Sellers shall join in the execution of any such Tax Returns and other documentation. KeyStone and Sellers agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate or reduce any Transfer Taxes that otherwise would be incurred.

9.2    Employee Benefits.

(a)    KeyStone Plans. Subject to Section 9.2(a), KeyStone, subject to the receipt of any required approvals of any applicable insurer or third party plan administrator, may permit the Continuing Employees to be eligible to participate at any time on or after the Closing Date in the benefit plans, programs, policies or arrangements of KeyStone or its Affiliates (the “New Plans”). Continuing Employees shall be given credit for purposes of eligibility, vesting and level of vacation benefits (but not benefit accrual) under any New Plans that may be offered to such Continuing Employees for such employees’ service with either of the Companies or any of its Subsidiaries to the same extent and for the same purpose(s) that such service was taken into account under a corresponding Employee Benefit Plan as of the Closing Date.

(b)    No Third Party Beneficiaries. This Section 9.2 shall be binding upon and shall inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 9.2, express or implied, is intended to confer or shall confer upon any Continuing Employee or any other Person (including, for the avoidance of doubt, any current or former managers, officers, employees, contractors or consultants of any of the Companies, or KeyStone or any of its Subsidiaries) any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 9.2 or this Agreement. Nothing in this Section 9.2 shall constitute an amendment or modification to any Employee Benefit Plan, Employee Benefit Agreement or any other benefit or compensation plan, policy, program, agreement or arrangement at any time sponsored or maintained by the Companies, KeyStone or any of their respective Affiliates or as prohibiting or limiting the ability of KeyStone to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of the Companies or KeyStone.

9.3    Further Action; Efforts; Cooperation. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII).

ARTICLE X

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Affiliates” shall mean any corporation, partnership, limited liability company, limited liability partnership, trust or other entity which directly or indirectly controls, is controlled by or is under common control with a Seller, either of the Companies, Keystone or Buyer, as applicable.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business Day” means each day other than a Saturday or Sunday which is not a day on which banking institutions in the City of New York, New York are authorized or obligated by Law or executive Order to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.2(a).

“Cash and Cash Equivalents” means the aggregate amount of all cash and cash equivalents of Firestorm Solutions or Firestorm Franchising, as applicable, as determined in accordance with GAAP, as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.

“Change of Control” means any of the following:

(a)    a merger, consolidation or statutory share exchange in which (1) Keystone and/or the Buyer is a constituent party or (2) a subsidiary of Keystone and/or the Buyer is a constituent party and the Keystone and/or the Buyer issues capital shares pursuant to such merger or consolidation, pursuant to which the equityholders of Keystone and/or the Buyer as constituted immediately prior to such transaction will not own a majority, by voting power, of the capital shares of (x) the surviving or resulting entity or (y) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent corporation of such surviving or resulting entity;

(b)    the sale, exchange, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of Keystone and/or the Buyer and/or their respective subsidiaries, taken as a whole, whether occurring as part of a single transaction or a series of related transactions, or the disposition (and whether by merger or otherwise) of one or more subsidiaries if substantially all of the assets of Keystone and/or the Buyer and/or their respective subsidiaries, taken as a whole, are held by such subsidiary or subsidiaries, except where such sale, exchange, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of such Person; or

(c)    a transaction or series of transactions pursuant to which any Person(s) acting together becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, or any successor provisions thereto), directly or indirectly, of more than fifty percent (50%) of the Equity Securities.

“Chosen Courts” has the meaning set forth in Section 11.13.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” means the aggregate Indebtedness of Firestorm Solutions and Firestorm Franchising, as applicable, as calculated in accordance with GAAP, as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.

“COBRA” has the meaning set forth in Section 3.13(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the preamble to this Agreement.

“Companies’ Required Consents” has the meaning set forth in Section 3.3(b).

“Company IP Rights” means all of the Intellectual Property Rights used or held for use by Firestorm Solutions or Firestorm Franchising, as applicable, including all of the Intellectual Property Rights set forth on Schedule 3.10(a).

“Company Owned IP” means all of the Intellectual Property Rights owned, or purported to be owned, by Firestorm Solutions or Firestorm Franchising, as applicable.

“Company Proprietary Software” means all Software in which the Intellectual Property Rights embodied in such Software are owned, or purported to be owned, by Firestorm Solutions or Firestorm Franchising, as applicable, whether by virtue of the development of such Software by Firestorm Solutions or Firestorm Franchising, as applicable, or the acquisition of such Software from any Person or otherwise.

“Continuing Employees” has the meaning set forth in Section 9.2(a).

“Contract” means any agreement, contract, license, lease or other commitment or arrangement that is legally binding upon a Person or any of its property, including all amendments, waivers or other changes thereto.

“Dispute Notice” has the meaning set forth in Section 8.6.

“Employee Benefit Agreement” means each employment, bonus, incentive, deferred compensation, equity or equity-based compensation, Change of Control, retention, severance, termination, or other compensatory Contract between Firestorm Solutions or Firestorm Franchising, as applicable, on the one hand, and any current or former employee, officer, or manager of Firestorm Solutions or Firestorm Franchising, as applicable, pursuant to which Firestorm Solutions or Firestorm Franchising, as applicable, has any actual [or contingent liability] or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Employee Benefit Plan(s)” has the meaning set forth in Section 3.13(a).

“Employment Agreements” means the HR Employment Agreement, the SL Employment Agreement, the JS Firestorm Solutions Employment Agreement and the JS Firestorm Franchising Agreement, collectively.

“Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

“Environmental Laws” means whenever enacted or in effect all federal, state, local and foreign Laws relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures, including (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act of 1976, as amended, (iii) the Clean Water Act, as amended, (iv) the Clean Air Act, as amended, and (v) any other Laws that relate to protection of the Environment, Releases or threatened Releases of Hazardous Materials or exposure of any Person to Hazardous Materials.

“Equity Equivalents” means with respect to any Person, (i) any capital stock, membership interests or other share capital, equity or ownership interest or voting security, (ii) any securities directly or indirectly convertible into or exchangeable or exercisable for any capital stock, membership interests or other share capital, equity or ownership interest or voting security, or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital, equity or ownership interest or voting security, or securities containing any profit participation features, or to subscribe for or to purchase any securities convertible into or exchangeable or exercisable for any capital stock, membership interests, other share capital, equity or ownership interest or voting security or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (iii)    above or other similar rights, or (v) any securities issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.13(c).

“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 1.4(c)(i).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.4(c).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.4(c)(ii).

“Excess Recovery” has the meaning set forth in Section 8.3(f).

“FF Membership Interest Instrument of Transfer” has the meaning set forth in Section 1.3(a)(ii).

“FS Membership Interest Instrument of Transfer” has the meaning set forth in Section 1.3(a)(i).

“FF Operating Agreement” means, with regard to Firestorm Franchising, that certain Operating Agreement dated January 24, 2017, by and among Firestorm Solutions and JS.

“FS Operating Agreement” means, with regard to Firestorm Solutions, that certain Operating Agreement dated January 14, 2008, by and among the Sellers.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Good Standing; Power); Section 3.2 (Capitalization); Section 3.3(a) (Authorization; Execution & Enforceability); Section 3.18 (Brokerage); Section 2.1 (Organization; Good Standing; Power); Sections 2.2(a) and 2.2(b) (Authorization; Execution & Enforceability); Section 2.3 (Title to Company Units); Section 2.4 (Brokerage); Section 4.1 (Organization; Good Standing; Power); Section 4.2(a) (Authorization; Execution & Enforceability); Section 4.3 (Brokerage) and Section 4.5 (Financial Capacity).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means, with respect to any Person, such Person’s certificate or articles of formation or incorporation, bylaws, limited liability company/operating agreement, or any similar organizational or other similar constituent document, as applicable, each as amended.

“Government Bid” means any currently outstanding quotation, bid, offer or proposal made by Firestorm Solutions or Firestorm Franchising, as applicable, prior to the Closing Date which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract between Firestorm Solutions or Firestorm Franchising, as applicable, on the one hand, and (i) any Government Entity or Government Entity-sponsored entity, (ii) any prime contractor to a Government Entity (in its capacity as such), or (iii) any subcontractor (of any tier) in connection with or with respect to any Contract described in clause (i) or (ii), and any modification of any of the foregoing

“Government Entity” means any supranational, national, federal, state, provincial, local or other government, quasi-government, or any court of competent jurisdiction, tribunal, administrative agency or hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body or other governmental or regulatory authority or instrumentality, whether domestic or foreign.

“Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous, toxic, a pollutant or a contaminant (or by any similar term) under any Law included in clauses (i) through (iv) of the definition of Environmental Law, or any other material regulated, or that could result in the imposition of liability, under any Environmental Law, including asbestos.

“HR Employment Agreement” means the employment agreement by and between HR and KeyStone, whereby HR shall be employed as President of KeyStone, or in the event of a Change of Control, of the merged, consolidated, surviving or controlling entity, substantially in the form attached hereto as Exhibit C-1.

“Indebtedness” means, as of any time, without duplication, the aggregate amount of (i) any obligations of any Person arising under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness of any Person evidenced by any note, bond, debenture or other debt security, (iii) all obligations of any Person under leases required to be capitalized in accordance with GAAP, (iv) all obligations of any Person for the deferred and unpaid purchase price of property or service (other than trade payables and accrued expenses), (v) any obligations of any Person under conditional sale or other title retention agreements, and (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons the payment of which any Person is responsible or liable directly or indirectly as obligor, guarantor, surety or otherwise.

“Indemnified Party” has the meaning set forth in Section 8.6.

“Indemnity Notice” means a written notice in reasonable detail describing the nature of a claim and indicating the amount of Losses (estimated, to the extent that Losses in respect of such claim are then reasonably capable of being estimated), the method of computation thereof, with a reference to the provision(s) of this Agreement in respect of which such claim arises, and, if such notice includes a claim for fraud or willful misconduct, includes the specificity necessary to properly plead and sustain a claim for fraud under applicable law.

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, brand names, certification marks, trade dress, trade names, product designations, logos, designs, Internet domain names, corporate names, and all applications, registrations, and renewals in connection therewith, and all goodwill associated with each of the foregoing (collectively, “Trademarks”), (iii) copyrights and works of authorship, moral rights and all applications, registrations and renewals in connection therewith, (iv) Software, (v) trade secrets and other confidential information (collectively, “Trade Secrets”), and (vi) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IP Licenses” has the meaning set forth in Section 3.10(a).

“IRS” means the Internal Revenue Service of the United States.

“JS Employment Agreement” means the employment agreement by and among JS, Firestorm Solutions and Firestorm Franchising, substantially in the form attached hereto as Exhibit C-3, whereby JS shall be employed as President and Chief Executive Officer of each of Firestorm Solutions and Firestorm Franchising.

“KeyStone” has the meaning set forth in the preamble hereto.

“KeyStone Notes” has the meaning set forth in Section 1.4(a)(ii).

“KeyStone Shares” has the meaning set forth in Section 1.4(a)(iii).

“KeyStone Warrants” has the meaning set forth in Section 1.4(a)(iv).

“Knowledge of KeyStone” means the knowledge after due inquiry of one or more of the Chief Executive Officer, President, Chairman and Chief Strategy Officer, Chief Financial Officer and Chief Operating Officer.

“Knowledge of Sellers” means the knowledge after due inquiry of one or more of the Sellers.

“Laws” means all statutes, laws (including common law), codes, ordinances, regulations, rules, Orders, assessments, awards, acts or other legal requirements of any Government Entity.

“Leased Real Property” has the meaning set forth in Section 3.15(b).

“Liability” means any direct or indirect liability, indebtedness, guaranty, claim, loss, damage, deficiency, assessment or obligation.

“License” means any permit, license, variance, franchise, security clearance, Order, approval, consent, certificate, registration, grant, easement, exemption, accreditation or other authorization issued or granted by any Government Entity and other similar rights.

“Lien” means any mortgage, deed of trust, collateral assignment, security interest, license, conditional or other sales agreement, lien (statutory or otherwise), pledge, hypothecation, option, right of first refusal, preemptive rights, or other encumbrance.

“Losses” means all losses, obligations, deficiencies, actions, claims, causes of actions, costs, damages, demands, penalties, fines, amounts paid in settlement, judgments, expenses and fees, (including reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Material Adverse Effect” means any occurrence, fact, change, event or effect that, individually or in the aggregate with any other occurrences, facts, changes, events and/or effects, has or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, properties, assets or financial condition of Firestorm Solutions or Firestorm Franchising, as applicable, taken as a whole, or (ii) the ability of Firestorm Solutions or Firestorm Franchising, as applicable, or any Seller to consummate the Transaction in a timely manner or to perform its obligations hereunder. Notwithstanding the foregoing, no occurrence, fact, change, event or effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent resulting from (a) changes in conditions in the United States or global economy or capital or financial markets generally, (b) conditions generally affecting the industries in which the Firestorm Solutions or Firestorm Franchising, as applicable, operate, (c) changes in GAAP or applicable Laws, (d) acts of war (whether or not declared), armed hostilities, sabotage (including but not limited to acts of cyber sabotage) or terrorism (including but not limited to cyber terrorism), or the worsening or escalation thereof, (e) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of KeyStone (f) the announcement, performance, pendency, consummation or completion of the Transaction, including the impact thereof on relationships (including losses or threatened losses of employees, customers, suppliers, licensors, distributors, partners, providers or others having relationships with Firestorm Solutions or Firestorm Franchising, as applicable), (g) any natural or man-made disaster or acts of God (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events), whether in the United States or any other country or region in the world, or (h) any failure by Firestorm Solutions or Firestorm Franchising, as applicable, to meet any internal or published projections, forecasts or revenue or earnings predictions.

“Material Contracts” has the meaning set forth in Section 3.9(b).

“Most Recent Balance Sheet” has the meaning set forth in Section 3.4(a).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“New Plans” has the meaning set forth in Section 9.2(b).

“Off-the-Shelf Software Licenses” means licenses for commercially available, unmodified, off-the-shelf Software used by either of the Companies solely for its own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses as follows: (a) Hoot Suite/UberVU (approx. $1750/mo.); (b) Social Navigator/LifeRaft (approx. $400/mo.); (c) Citrix//GoToMeeting – approx., $1500/yr.; and (d)    VTiger – approx. $5,000/yr.

“Operating Agreements” means, with regard to FF Operating Agreement and the FS Operating Agreement, together.

“Order” means any order, judgment, writ, injunction, stipulation, award or decree.

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Percentage Interest” means, with respect to a given Seller, a fraction, expressed as a percentage, (a) the numerator of which is the number of Units in a Company held by such Seller, if any, immediately prior to the Closing, and (b) the denominator of which is the number of issued and outstanding Units in such Company immediately prior to the Closing.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty, (b) any statutory Lien arising in the ordinary course of business by operation of Law, (c) any minor imperfection of title or similar Lien that could not reasonably be expected to have a Material Adverse Effect, (d) any Lien affecting any property, real or personal, that is created pursuant to any lease of property, real or personal, the obligations under which are capitalized on the Financial Statements, (e) any Lien affecting any Intellectual Property that is created pursuant to a license of that Intellectual Property, (f) with respect to Real Property, (1) any encroachment, encumbrance, variation or adverse circumstance affecting title to such Real Property that would be disclosed by an accurate and complete land survey and not shown by the public records and which would not reasonably be expected to materially impair the continued use of such Real Property in the operation of the business of Firestorm Solutions or Firestorm Franchising, as applicable, as currently conducted and (2) all recorded easements, covenants and other restrictions that are recorded in the public land records applicable to such Real Property, and (g) any other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Government Entity or department, agency or political subdivision thereof or other entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 8.2(a)(iii).

“Preliminary Closing Statements” has the meaning set forth in Section 1.4(c).

“Proceeding” means any action, suit, proceeding (including any arbitration proceeding), investigation, claim, charge, complaint, audit, inquiry or other proceeding.

“Proceeds Allocation Schedule” has the meaning set forth in Section 1.4(d).

“Purchase Price” has the meaning set forth in Section 1.4(a).

“Real Property Leases” means all leases, sub-leases and other occupancy agreements (written or oral) pursuant to which Firestorm Solutions or Firestorm Franchising, as applicable, holds any Leased Real Property.

“Reasonable Best Efforts” means the efforts that a commercially reasonable Person would use to achieve a result in the time period reasonably required.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Responsible Party” has the meaning set forth in Section 8.6.

“Schedules” has the meaning set forth in Article II.

“Security Action” has the meaning set forth in Section 1.4(b)(ii).

“Securityholders” has the meaning set forth in Section 1.4(b)(i).

“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Expenses” has the meaning set forth in Section 11.1.

“Seller Indemnified Persons” has the meaning set forth in Section 8.2(c).

“Sellers’ Required Consents” has the meaning set forth in Section 2.3.

“SL Employment Agreement” means the employment agreement by and between SL and KeyStone, whereby SL shall be employed as General Counsel and Chief Administrative Officer of KeyStone, or in the event of a Change of Control, of the merged, consolidated, surviving or controlling entity, substantially in the form attached hereto as Exhibit C-2.

“Software” means computer programs and software, including data files, source code, object code, firmware, application programming interfaces, architecture, documentation, files, records, schematics, emulation and simulation reports, test vectors and hardware development tools, databases and other software-related specifications and documentation.

“Straddle Period” has the meaning set forth in Section 9.1(e).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interest of which is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first Person.

“Survival Date” has the meaning set forth in Section 8.1.

“Tax” means (i) U.S. federal, state, local or non-U.S. or other income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, harmonized sales, sales or use, transfer, registration, excise, utility, environmental (including taxes under Code Section 59A) communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, disability, social security (or similar), health insurance, premiums, government pension plan, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority or other Government Entity in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Tax Representations” has the meaning set forth in Section 8.1.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Government Entity responsible for the administration, imposition or collection of any Tax.

“Third Party” means any Person other than a party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 8.6.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.

“Transaction” has the meaning set forth in Section 1.2.

“Transaction Documents” means, collectively, this Agreement and all other agreements, certificates and instruments contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Units” has the meaning set forth in the recitals to this Agreement.

“WARN Act” has the meaning set forth in Section 3.12(d).

ARTICLE XI

Miscellaneous

11.1    Fees and Expenses. Except as otherwise provided in this Agreement, (a) KeyStone shall pay all costs and expenses incurred by Buyer or KeyStone in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transaction, including the fees and expenses of any advisors, experts, brokers, finders, consultants, accountants, auditors (including but not limited to the audit of FF and FS), lawyers, investment bankers or other advisors; and (b) the Companies and Sellers shall pay at or prior to the Closing all costs and expenses incurred by either of the Companies or any of Sellers in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transaction, including (i) the fees and expenses of any advisors, experts, brokers, finders, consultants, accountants, auditors, lawyers, investment bankers or other advisors and (ii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the Transaction (collectively, in the case of this clause (b), the “Seller Expenses”).

11.2    Mutual Covenants Regarding Confidentiality. KeyStone, Buyer, the Companies and each Seller, will each keep confidential and not directly or indirectly reveal, report, publish or disclose the terms and conditions of this Agreement, including the amount of the Purchase Price, without the prior written consent of KeyStone and Sellers, except to the extent required by (i) applicable Law or (ii) rules of any securities exchange on which securities of KeyStone or its Affiliates are or may become listed.

11.3    Press Release and Announcements. None of the Parties nor their respective Affiliates nor any of their respective representatives shall issue any press releases or make any public announcement with respect to this Agreement or the Transaction without the prior written consent of KeyStone or Sellers, as the case may be, except as such press release or public announcement may be required by applicable Laws or the rules or regulations of any United States or foreign securities exchange to which such party is subject, in which case the other party will be so advised as far in advance as possible and will be given an opportunity to comment on such release or announcement.

11.4    Consent to Amendments; Waivers. This Agreement may not be amended, modified, changed, altered, supplemented, waived, cancelled, terminated, discharged or rescinded in whole or in part, except by a writing executed by KeyStone and Sellers or as otherwise expressly set forth and provided elsewhere in this Agreement. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

11.5    Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties whether so expressed or not, and in the event of a Change of Control, of the merged, consolidated, surviving or controlling entity, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Seller, or assigned or delegated by either of the Companies prior to the Closing, without the prior written consent of KeyStone; and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by KeyStone or Buyer without the prior written consent of Sellers, except in the event of a Change of Control, in which event the rights, interests and obligations hereunder shall be assigned to the merged, consolidated, surviving or controlling entity.

11.6    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7    Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be signed by any of the parties by fax, photocopy, e-mail or electronically, each of which signatures shall be deemed an original signature which shall bind the parties as such.

11.8    Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean to the degree to which a subject or other thing extends, and such phase shall not mean simply “if”. References to “written” or “in writing” include electronic form. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules, Exhibits and Annexes hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule, Exhibit and Annex attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Where this Agreement states that a party “will,” “shall” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

11.9    Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

11.10    Specific Performance. Each party hereto acknowledges that the Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in the Transaction Documents. It is accordingly agreed that, subject to the terms of Section 8.9, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each of the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity as a remedy for any such breach or threatened breach. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any cash, bond, undertaking or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.9, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such cash, bond, undertaking or similar instrument. Notwithstanding the foregoing, in the event that, despite the foregoing waiver, a Court shall require the posting of cash, bond, undertaking or similar instrument, the parties agree that the amount of such bond, undertaking or similar instrument shall be in an amount of no more than $1,000.00, which may be posted by cash, bond, undertaking or similar instrument. Subject to and without limiting the rights arising under Section 7.1, each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.11    No Third Party Beneficiaries. Except with respect to the Buyer Indemnified Persons, and the Seller Indemnified Persons who shall be Third Party beneficiaries hereunder, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

11.12    Schedules, Exhibits and Annexes. All Schedules, Exhibits and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.13    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.14    Consent of Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, to the extent subject matter jurisdiction exists therefor, or, but only if jurisdiction does not exist in the Southern District of New York, the Supreme Court of the State of New York, County of Sullivan (the “Chosen Courts”), for the purpose of any Proceeding arising out of or relating to this Agreement or the Transaction, and each of the Parties hereby irrevocably agrees that all claims with respect to such Proceedings may be heard and determined exclusively in the Chosen Courts. Each of the parties thereto (i) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event of any Proceeding arising out of this Agreement or the Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement or the Transaction, on behalf of itself and its property, by U.S. registered mail to such party’s respective address set forth in Section 11.13, and (iv) agrees that it will not bring any Proceeding relating to this Agreement and the Transaction in any court other than the Chosen Courts. The Parties agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

This Section 11.13 shall not be construed as a waiver of the Parties’ rights to seek enforcement of a decision of the Chosen Courts before any other courts, whether in the U.S. or abroad.

11.15    Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable Law, any right it may have to trial by jury in respect of any Proceeding arising out of this Agreement or the Transaction. Each party hereto acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver in this Section 11.13.

11.16    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by email if delivery is confirmed by electronic confirmation, three (3) Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications may be sent by the parties or their counsel listed below and shall be sent to Buyer and Sellers at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to Buyer or KeyStone:

KeyStone Solutions, Inc.

14420 Albemarle Point Place, Suite 200

Chantilly, VA 20151

Attn: Robert Berman

Email                 rberman@keystonewins.com

with a copy (which shall not constitute notice) to:

Crowell & Moring LLP

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2595

Attention:    Morris F. DeFeo, Jr.

Email:          mdefeo@crowell.com

If to HR:

Harry W. Rhulen

[                         ]

[                         ]

If to SL:

Suzanne Loughlin

[                         ]

[                         ]

If to JS:

James W. Satterfield

[                         ]

[                         ]

If to either of the Companies:

1000 Holcomb Woods Parkway, Suite 130

Roswell, GA 30076

Attn: CEO

with copies, in the case of notice to any of the Sellers or either Company (which shall not constitute notice) to:

Billig Loughlin & Silver, LLP

461 Broadway – P.O. Box 1447

Monticello, New York 12701

Attention:    Gary D. Silver, Esq.

Email:          gsilver@blslaw.net

11.17    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

SEE SEPARATE SIGNATURE PAGE

*     *     *     *     *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

BUYER:

FIRESTORM HOLDINGS, LLC

By:	/s/ Robert A. Berman
Name: Robert A. Berman
Title: CEO

KEYSTONE:

KEYSTONE SOLUTIONS, INC.

By:	/s/ Robert A. Berman
Name: Robert A. Berman
Title: CEO

THE COMPANIES:

FIRESTORM SOLUTIONS, LLC, in its capacity as a Company

By:	/s/ Harry Rhulen
Name: Harry Rhulen
Title: CEO

FIRESTORM FRANCHISING, LLC, in its capacity as a Company

By:	/s/ James W. Satterfield
Name: James W. Satterfield
Title: CEO

SELLERS:

By:	/s/ Harry Rhulen
Name: Harry Rhulen

By:	/s/ Suzanne Loughlin
Name: Suzanne Loughlin

By:	/s/ James W. Satterfield
Name: James W. Satterfield

LANCER FINANCIAL GROUP, INC.

By:	/s/ John A. Petrilli
Name: John A. Petrilli
Title: Secretary

FIRESTORM SOLUTIONS, LLC, in its capacity as a holder of FF Units

By:	/s/ Harry Rhulen
Name: Harry Rhulen
Title: CEO